Exhibit 2.1

PRIVILEGED AND CONFIDENTIAL

Execution Copy

May 23, 2008

SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of

a non-controlling interest in

The Whitehall Group

by and among

Barclays Wealth Trustees (Jersey) Limited

in its capacity as trustee of

The First National Trust

(as Seller),

WHL Holdings Limited,

Polmos Bialystok S.A.

(as Purchaser),

and

Central European Distribution Corporation

(as Parent)

ii

SCHEDULES:

Schedule 1	The Group
Schedule 2	Allocation of Consideration

EXHIBITS:

Exhibit A	Form of Memorandum of Association of Newco
Exhibit B	Form of Articles of Association of Newco
Exhibit C	[Intentionally Omitted]
Exhibit D	Seller Knowledge Persons
Exhibit E	Form of Registration Rights Agreement
Exhibit F	[Intentionally Omitted]
Exhibit G	Term Sheet for Trademark License Agreement

iii

SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 23, 2008, by and among BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as trustee of THE FIRST NATIONAL TRUST, a trust company incorporated under the laws of Jersey, having its registered office at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands (the “Seller”), WHL HOLDINGS LIMITED, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3 Street, P.C. 3030 Limassol, Cyprus (“Whitehall”), POLMOS BIALYSTOK S.A., a joint stock company incorporated under the laws of Poland, whose registered office is located at ul. Elewatorska No. 20, 15-950 Bialystok, Poland (“Purchaser”) and CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, U.S.A. (the “Parent” and together with Purchaser, the “Purchasing Parties”), (Seller, Whitehall, Purchaser and Parent, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, Whitehall indirectly through its operating Subsidiaries is engaged in the business of importing, distributing, promoting, marketing and selling wines and spirits in the Russian Federation;

WHEREAS, Seller is the sole trustee of The First National Trust, a trust established under the laws of Jersey, and the legal owner of seven thousand five hundred Class A Shares (as defined herein) and seven thousand five hundred Class B Shares (as defined herein) of Peulla Entreprises Limited, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at 2 - 4 Arch. Makarios Avenue, Capital Center, 9th Floor, 1065 Nicosia, Cyprus (“Newco”);

WHEREAS, Newco is the registered holder of one million (1,000,000) ordinary shares, par value one Euro and seventy-one Cents (EUR 1.71) per share, of Whitehall (the “Whitehall Shares”);

WHEREAS, Parent, through its operating Subsidiaries, including Purchaser, operates the largest integrated spirits beverages business in Central Europe;

WHEREAS, Whitehall, Mark Kaoufman, the CEO of Whitehall (“Kaoufman”) and Parent have previously entered into a binding Heads of Terms, dated February 23, 2008, setting forth the terms and conditions pursuant to which Seller would sell, and Parent would purchase, an indirect non-controlling interest in Whitehall, constituting 50% minus one vote of the voting power and 75% of the economic interests in Whitehall (the “Transaction”);

WHEREAS, the Parties have subsequently agreed to certain additional arrangements as further set forth herein;

WHEREAS, the Purchaser and Parent and their Representatives have: (A) been provided with (i) a confidential summary Information Note concerning the

Group prepared by Rothschild & Cie and dated June 2007 and (ii) a vendor’s due diligence report prepared by ZAO Deloitte & Touche CIS with respect to financial and tax due diligence undertaken with respect to Whitehall-Center, WH Import Company and Moët Hennessy; (B) had access to a physical data room in Moscow (the “Data Room”) during the period March 11 to April 24, 2008, through which they have been provided with the documents and information of a financial, accounting, tax, employment, commercial, legal and operating nature, a complete and accurate list of which is set forth in the index thereto included as Appendix A to the Disclosure Letter (as defined below); and (C) had an opportunity to ask follow-up questions with respect to the information and documents included in the Data Room as well as to participate in face-to-face question-and-answer sessions with the management of the Group (including, Kaoufman, Sergey Yaroslavsky and Tatiana Yerushenkova (the entirety of the information and data described in this paragraph from the various foregoing sources, the “Due Diligence Disclosures”);

WHEREAS, the Parties now desire to enter into a definitive binding agreement with respect to the Transaction;

WHEREAS, Seller has caused to be delivered to Purchaser, on the date hereof, and the Purchaser has accepted, the Disclosure Letter (the “Disclosure Letter”);

WHEREAS, in order to induce the Seller to enter into this Agreement, Parent has agreed to guarantee the performance by the Purchaser, its Subsidiary, of its obligations under this Agreement; and

WHEREAS, in order to induce the Parent and the Purchaser to enter into this Agreement, Kaoufman has delivered, on the date hereof, a Guarantee (the “Kaoufman Guarantee”) in favor of Purchaser guaranteeing the performance of Seller’s obligations under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms

For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Accounting Arbitrator”	has the meaning ascribed to it in Section 4.8(c);

“Accounting Principles”	has the meaning ascribed to it in Section 4.8(a);

“Action”	has the meaning ascribed to it in Section 5.13;

“Adjustment Amount”	has the meaning ascribed to it in Section 4.8(d)(i);

“Affiliate”	means, with respect to any person (other than a natural person), any other person who directly or indirectly controls, or is under common control with, or is controlled by, such first person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities or partnership or other ownership interests, by contract or credit arrangement, as trustee or executor or otherwise; provided that, for the avoidance of doubt, for the purposes of this Agreement, the Joint Venture shall not be deemed to be an Affiliate of Whitehall ;

“Average Market Price”	has the meaning ascribed to it in Section 7.5(a);

“Average Sales Price”	has the meaning ascribed to it in Section 7.5(b);

“Business”	means the business of the Group and/or, as the case may be, of the Joint Venture, including the import, distribution, sales, marketing and promotion of wines and spirits in the Russian Federation;

“Business Day”	means a day (other than a Saturday or Sunday) when commercial banks are open for business in Moscow, Russian Federation; Warsaw, Poland; New York, USA; and Nicosia, Cyprus;

“Cap”	has the meaning ascribed to it in Section 9.4(b)(iii);

“Cash”	means the consolidated total of amounts recorded in the nominal ledgers of each Group Company for cash and cash equivalents but only to the extent that as at the Closing Date such amounts are readily available for any Group purpose and may be lawfully distributed by way of dividend to Whitehall or remitted to Whitehall by way of a loan or loan repayment without any tax or other restriction;

“Cash Consideration”	has the meaning ascribed to it in Section 4.3(c)(i);

“CEDC Share”	means a share of common stock, par value $0.01 per share (or such other par value following any consolidation, stock split, repayment or reduction of capital or other event giving rise to any adjustment in the par value of such common stock hereafter), of Parent;

“CEDC Share Issue Price”	has the meaning ascribed to it in Section 4.2(d)(i);

“CEO”	means Chief Executive Officer;

“Claim”	means either a Direct Claim or a Third-Party Claim;

“Class A Shares”	has the meaning ascribed to it in Section 2.3(a)(i);

“Class B Shares”	has the meaning ascribed to it in Section 2.3(a)(i);

“Closing”	has the meaning ascribed to it in Section 4.1;

“Closing Date”	has the meaning ascribed to it in Section 4.1;

“Competing Proposal”	has the meaning ascribed to it in Section 7.4(a);

“Consideration”	has the meaning ascribed to it in Section 4.3(a);

“Consolidated Financial Statements”	has the meaning ascribed to it in Section 5.14(a);

“Consolidated Net Debt”	means, with respect to the Group, on a consolidated basis, (i) the consolidated total of Indebtedness minus (ii) the consolidated total of Cash, provided that Consolidated Net Debt may be a negative amount;

“Contract”	means any agreement, undertaking, contract, obligation, promissory note, letter of credit, indenture, financial instrument, lease, license or other instrument or document or any other arrangement or agreement (whether written or oral) by which any Group Company or any of its property or assets, or as the case may be, the Joint Venture, is bound or subject;

“Contribution”	has the meaning ascribed to it in Section 2.2(a);

“Conversion Rate”	means the spot closing mid-point rate for a transaction between the two applicable currencies on the relevant date for the conversion, as quoted by Telerate or, if no such rate is quoted on that date, on the nearest preceding date on which such rates are quoted;

“Damages”	means all actions, costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, liens, injunctions, orders, decrees, rulings, dues, fines, fees, settlements or deficiencies (including any interest, penalty, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defence of any action, suit, proceeding or claim and amounts paid in settlement and including any fees and expenses incurred in the enforcement of any right of indemnity to which the Indemnified Party is entitled under this Agreement) that are imposed upon or otherwise incurred by the Indemnified Party;

“Dancraig Financial Statements”	has the meaning ascribed to it in Section 5.14;

“Deductible”	has the meaning ascribed to it in Section 9.4(b)(i);

“De Minimis Amount”	has the meaning ascribed to it Section 9.4(b)(ii);

“Direct Claim”	has the meaning ascribed to it Section 9.3(b);

“Disclosed”	means fairly disclosed (irrespective of its language), in writing, in the Disclosure Letter or in the Due Diligence Disclosures by or on behalf of the Seller or contemplated by the Transaction Documents

“Disclosure Letter”	has the meaning ascribed to it in the Recitals;

“Dispute”	has the meaning ascribed to it in Section 10.3(a);

“Encumbrance”	means any pledge, charge, claim, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, security interest, pre-emption right, right of first refusal, option or other third-party right, restriction or encumbrance of any nature (whether statutory, contractual or otherwise), including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, or an agreement, arrangement or obligation to create any of the foregoing;

“Estimated Consolidated Net Debt”	has the meaning ascribed to it in Section 10.3(a);

“Euro Exchange Rate”	has the meaning ascribed to it in Section 4.2(d)(iii);

“Final Consideration”	has the meaning ascribed to it in Section 4.3(c)(iii);

“Financial Statements”	has the meaning ascribed to it in Section 5.14;

“FOREX Adjustment Factor”	has the meaning ascribed to it in Section 4.2(d)(ii);

“Governmental Authority”	means any court or government (federal, state, local, national, foreign, provincial or supranational) or any political subdivision thereof, including, without limitation, any department, commission, ministry, board, bureau, agency, authority, tribunal or arbitral body, exercising executive, legislative, judicial, regulatory or administrative authority, including any self-regulatory authority or quasi-governmental entity established to perform any of these functions;

“Group”	means Whitehall and the Whitehall Subsidiaries and the expressions “members of the Group” and “Group Company” shall be construed accordingly to mean any of Whitehall or the Whitehall Subsidiaries;

“Group Employee”	means an individual who is employed by the Group;

“Group Licensed IP”	has the meaning ascribed to it in Section 5.11(a);

“Group Registered IP”	has the meaning ascribed to it in Section 5.11(a);

“GWS Holdings Financial Statements”	has the meaning ascribed to it in Section 5.14(a);

“IFRS”	means International Financial Reporting Standards

“Improvements”	means all buildings, structures, fixtures, building systems and equipment included in the Leased Real Property;

“Indebtedness”	means without duplication, (i) all outstanding debt (including short-term and long-term debt but not including trade payables in respect of goods or services purchased in the ordinary course of business) for borrowed money (including principal amount, accrued interest, penalties, premium and any fees or expenses relating to such borrowed money); (ii) all obligations evidenced by a note, bond, debenture or similar instrument or which are otherwise financial in nature; and (iii) all capital lease obligations and all obligations pursuant to a lease with substantially the same economic effect as any capital lease;

“Indemnified Parties”	has the meaning ascribed to it in Section 9.2;

“Indemnifying Party”	has the meaning ascribed to it in Section 9.3(a);

“Intellectual Property”	has the meaning ascribed to in Section 5.11(a);

“Investigation”	has the meaning ascribed to in Section 5.13;

“Joint Venture”	means MHWH, a private limited liability company by shares, incorporated in Cyprus, further details of which are set forth in Part 3 of Schedule 1;

“Joint Venture Agreement”	means that Shareholders’ and Operating Agreement, dated as of February 6, 2006, by and between Moët Hennessy International and Whitehall;

“JV Statutory Accounts”	has the meaning ascribed to it in Section 5.14(a);

“Kaoufman”	has the meaning ascribed to it in the Preamble;

“Kaoufman Guarantee”	has the meaning ascribed to it in the Preamble;

“Lease”	means any lease, sublease, license or other agreement, including all amendments, extensions and renewals thereto, pursuant to which any Group Company holds or uses any Leased Real Property;

“Leased Real Property”	means all land leased or subleased by or for any Group Company as tenant, together with, to the extent leased or subleased by or for any Group Company as tenant, all buildings, structures or Improvements currently or hereafter located thereon and all fixtures thereto and all easements, licenses and other rights appurtenant thereto;

“Licences”	has the meaning ascribed to it in Section 5.10;

“Material Adverse Effect”	means any change, event or effect that is, individually or in the aggregate, materially adverse to the financial condition, results of operations, business, assets or liabilities of the Group (including the Group’s interest in the Joint Venture), taken as a whole, other than any such change, event or effect resulting from: (A) any action, omission, change, effect, or condition contemplated by this Agreement or arising out of the signing, announcement or performance of this Agreement or the transactions contemplated by this Agreement; (B) actions or omissions relating to any Group Company taken by, or with the consent or approval of, any member of the Purchaser’s Group; (C) general political, economic or business conditions or changes therein, in Russia or internationally; (D) adverse developments in economic, business or financial conditions generally affecting the wine and spirits distribution sector; (E) financial market conditions, including without limitation, interest rates, foreign currency exchange rates and stock market indices, or changes therein; (F) changes in applicable laws, rules, regulations or accounting standards, principles or interpretations of general application;

“Minimum Share Price”	has the meaning ascribed to it in Section 7.5(a);

“Newco”	has the meaning ascribed to it in the Preamble;

“Newco Articles”	has the meaning ascribed to it in Section 2.3(a);

“Newco Memorandum”	has the meaning ascribed to it in Section 2.3(a);

“Newco Shares”	has the meaning ascribed to it in Section 2.3(a)(i);

“New Management Company”	has the meaning ascribed to it in Section 7.10;

“Parent”	has the meaning ascribed to it in the Preamble;

“Parent’s Group”	means Parent and its Affiliates from time to time;

“Parent Guaranteed Obligations”	has the meaning ascribed to it in Section 7.8(a);

“Parent Reports”	has the meaning ascribed to it in Section 6.9;

“Party”	has the meaning ascribed to it in the Preamble;

“Post-Closing Certificate”	has the meaning ascribed to it in Section 4.8(a);

“Protector”	means the protector under the Settlement Deed;

“Purchaser”	has the meaning ascribed to it in the Preamble;

“Purchaser Documents”	has the meaning ascribed to it in Section 6.2;

“Purchaser Indemnified Parties”	has the meaning ascribed to it in Section 9.1;

“Purchasing Parties”	has the meaning ascribed to it in the Preamble;

“Purchaser’s Group”	means Purchaser and its Affiliates from time to time;

“RAS”	means Russian Accounting Standards;

“Registration Rights Agreement”	means the registration rights and lock-up agreement by and between Seller and Parent in the form attached hereto as Exhibit E to be entered into at the Closing;

“Representatives”	has the meaning ascribed to it in Section 7.4(a);

“Rouble” or “RUR”	means the lawful currency of the Russian Federation from time to time;

“Rules”	has the meaning ascribed to it in Section 10.3(b);

“Russian Subsidiaries”	means OOO Whitehall-Center, OOO WH Import Company, OOO Whitehall Severo-Zapad, OOO Whitehall Saint-Petersburg, OOO Whitehall Siberia and OOO WH Rostov-na-Donu, further details of which are set forth in Part 2 of Schedule 1;

“Russian Subsidiaries’ Financial Statements”	has the meaning ascribed to it in Section 5.14;

“SEC”	has the meaning ascribed to it in Section 6.9;

“Second Closing”	has the meaning ascribed to it in Section 4.10(a);

“Securities Act”	has the meaning ascribed to it in Section 5.3(a);

“Securities Exchange Act”	has the meaning ascribed to it in Section 6.9;

“Seller Documents”	has the meaning ascribed to it in Section 5.2;

“Seller Indemnified Parties”	has the meaning ascribed to it in Section 9.2;

“Settlement Deed”	means the deed of settlement (including the regulations contained therein) between Mark Kaoufman and Walbrook Trustees (Jersey) Limited (being the former name of Barclays Wealth Trustees (Jersey) Limited) dated February 19, 2002 and any deed or instrument varying, or supplemental to, the same , in respect of the Trust.

“Shareholders’ Agreement”	means the shareholders’ agreement relating to their shareholdings in Newco, by and between Seller and Purchaser, in the form agreed, to be entered into at the Closing;

“Share Adjustment Amount”	has the meaning ascribed to it in Section 4.8(d)(ii);

“Share Consideration”	has the meaning ascribed to it in Section 4.3(c)(ii);

“Spot Exchange Rate”	has the meaning ascribed to it in Section 4.2(d)(iv);

“Subsidiary”	means, with respect to any person (other than a natural person), any other person (other than a natural person) in which such person has ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a person or more than fifty percent (50%) of the partnership or other ownership interest therein (other than as a limited partner of such person);

“Tax”, “Taxes” or “Taxation”	means any and all taxes, assessments, customs, duties, levies, tariffs and imposts of any kind whatsoever, whether of the Russian Federation or elsewhere, including any income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, value added, goods and services, ad valorem, franchise, profits, licence, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions, penalties, charges or costs with respect thereto;

“Tax Return”	means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxation Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Taxation Authority”	means any Governmental Authority competent to impose Taxation whether in the Russian Federation, Cyprus or elsewhere;

“Termination Date”	has the meaning ascribed to it in Section 8.1(c);

“Third-Party Claim”	has the meaning ascribed to it in Section 9.3(a);

“Trademark License Agreement”	means the royalty-paying trademark license agreement by and between OOO VL Enterprises and Whitehall to incorporate the principle the agreed terms set forth in Exhibit G and to be entered into as soon as practicable after the Closing;

“Transaction Documents”	means this Agreement, the Disclosure Letter, the Shareholders’ Agreement, the Registration Rights Agreement and the Kaoufman Guarantee and “Transaction Document” means any one of them;

“Trust”	means The First National Trust established under the laws of the Island of Jersey pursuant to the Settlement Deed;

“Trust Assets”	has the meaning ascribed to it in Section 9.4(l);

“Trustee Documents”	has the meaning ascribed to it in Section 9.4(l);

“US Dollars” or “US$”	means the lawful currency of the United States of America from time to time;

“US GAAP”	means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time;

“Whitehall”	has the meaning ascribed to it in the Preamble, further details of which are set out in Part 1 of Schedule 1;

“Whitehall Shares”	has the meaning ascribed to it in the Recitals; and

“Whitehall Subsidiaries”	means the direct and indirect Subsidiaries of Whitehall, further details of which are set out in Part 2 of Schedule 1, and “Whitehall Subsidiary” means any one of them; provided that for the avoidance of doubt, the Joint Venture shall not be deemed to be a Whitehall Subsidiary.

Section 1.2 Construction; Absence of Presumption

(a) For the purposes of this Agreement, (i) any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, e-mail); (ii) references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established; (iii) references to a “person” include any natural person, company, partnership, joint venture, firm, association, trust, proprietorship, other business organization, union, and any Governmental Authority, whether incorporated or unincorporated and shall include a reference to that person’s legal representative or successors; (iv) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (v) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (vi) the word “including” and words of similar import when used in this Agreement means “including without limitation” unless the context otherwise requires or unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) “commercially reasonable efforts” shall not require waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (ix) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (x) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate regulation or rule made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of Seller under this Agreement; (xi) references to any New York legal term for any statute, action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than New York, be deemed to include what most nearly approximates in that jurisdiction to the New York legal term; and (xii) references to “material” mean, where the context so admits, material, individually or in the aggregate, with respect to the financial condition, results of operations, business, assets or liabilities of the Group, taken as a whole or, as the case may be, of the Joint Venture;

(b) For the purposes of this Agreement, where any statement is to the effect that any person is not aware of any matter or circumstance, or is a statement qualified by the expression “to the Knowledge of” such person or any similar expression, that statement shall be deemed to include an additional statement that it is the actual knowledge of such person after due and careful enquiry, and if such statement relates to Seller, or is a statement qualified by the expression “to the Knowledge of Seller” or any similar expression, such actual knowledge after due and careful enquiry shall be that of the persons set forth in Exhibit D;

(c) The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits and Schedules) or any amendments hereto.

Section 1.3 Headings; Definitions

The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE 2

PRELIMINARY TRANSACTIONS; SALE AND PURCHASE

Section 2.1 Acquisition of Newco

(a) Prior to the date hereof, Seller and Purchaser have cooperated and taken all necessary steps to cause Newco, a dormant private limited liability company by shares organized under the laws of Cyprus, to be acquired by Seller.

(b) Newco was acquired as follows:

(i) Newco was acquired by Seller for cash, by Seller purchasing from A.T.S. Nominees Limited, its existing shareholder, all of the 3,000 issued shares of Newco, par value of one US Dollar ($1.00) per share, for a purchase price of one US Dollar ($1.00) per share. Immediately after such purchase, Seller subscribed for the remaining 7,000 authorized but unissued shares of Newco at par, for an aggregate subscription price of seven thousand dollars (US$7,000).

(ii) Prior to the Contribution (as defined in Section 2.2), Seller caused Newco to increase its authorized share capital, by the authorization of five thousand (5,000) additional shares, par value of one US Dollar ($1.00) per share.

(iii) The costs and expenses of the acquisition (including the reasonable fees and expenses of Cypriot transaction counsel) shall be borne 50% by Seller and 50% by Purchaser.

Section 2.2 Contribution and Exchange of Shares by Seller

(a) Immediately after the acquisition of Newco, Seller contributed to Newco all one million (1,000,000) Whitehall Shares, free and clear of all Encumbrances and with all rights attaching thereto. In exchange for the Whitehall Shares so contributed, Newco issued to Seller 5,000 shares (such transaction, the “Contribution”). The Newco Shares so issued were duly authorized and validly issued, fully paid and non-assessable and free and clear of all Encumbrances. As a result, immediately after the Contribution, Newco held 100% of the Whitehall Shares and Seller held 100% of the Newco Shares, in each case free and clear of any Encumbrances (except in the case of the Newco Shares, rights and obligations arising under this Agreement).

Section 2.3 Newco Memorandum and Articles

(a) Prior to the date hereof, Seller has caused the Memorandum of Association and the Articles of Association of Newco to be in the forms attached hereto as Exhibit A (“Newco Memorandum”) and Exhibit B (“Newco Articles”), respectively. In particular, the Newco Memorandum and the Newco Articles provide that:

(i) Newco has authorized two classes of shares, each having the same par value of one US Dollar ($1.00) per share. One class of shares (the “Class A Shares”) shall have voting rights (one vote per share); however, for so long as there are any Class B Shares outstanding, the Class A Shares shall have no rights to receive any dividends or any distributions in the event of the liquidation of Newco. The other class of shares (the “Class B Shares”, and together with the Class A Shares, the “Newco Shares”) shall have the right to receive, pro rata per Class B Share, all dividend distributions and any and all distributions in the event of a liquidation of Newco; however, for so long as there are any Class A Shares outstanding, the Class B Shares shall have no voting rights in matters generally submitted to the vote of shareholders; provided that any amendment to the Newco Articles or the Newco Memorandum that has a material adverse effect on the economic rights of the holders of the Class B Shares shall require the approval of the holders of a majority of the Class B Shares voting as a class; and

(ii) the Newco Memorandum provides that the authorized share capital of Newco is fifteen thousand US Dollars ($15,000), divided into seven thousand five hundred (7,500) Class A Shares and seven thousand five hundred (7,500) Class B Shares.

Section 2.4 Sale and Purchase of the Shares

Upon the terms and subject to the provisions and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser and Purchaser shall purchase, acquire and accept from Seller (i) 3,749 Class A Shares and (ii) 5,625 Class B Shares, in each case with all rights attaching to them at Closing (including, without limitation, in the case of the Class B Shares, the right to receive all dividends or distributions declared, made or paid from and after the Closing), free and clear of all Encumbrances (other than those arising under this Agreement and the

Shareholders’ Agreement). Neither Seller nor Purchaser shall be obligated to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions of All Parties to Closing

For the benefit of both Seller and the Purchasing Parties, the respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver (in the sole discretion of Seller, on the one hand, and in the sole discretion of Parent, on behalf of the Purchasing Parties, on the other hand), at or prior to the Closing Date, of the following conditions:

(a) The transactions provided by Section 2.1, Section 2.2 and Section 2.3 shall have been completed.

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which remains in effect that, in each case, prohibits consummation of the transactions contemplated by this Agreement.

Section 3.2 Conditions to Obligations of Purchasing Parties to Close

For the benefit of the Purchasing Parties, the respective obligations of each Purchasing Party to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in Parent’s sole discretion, on behalf of the Purchasing Parties), prior to or at the Closing, of each of the following conditions:

(a) Parent shall have completed its confirmatory due diligence, and shall not have discovered any events or circumstances that constitute a Material Adverse Effect, other than any Material Adverse Effect which is Disclosed in the Disclosure Letter as of the date of this Agreement.

(b) Whitehall and Seller shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

(c) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 4.4.

(d) Purchaser shall have received at the Closing certificates dated the Closing Date and each validly executed on behalf of Whitehall and Seller respectively certifying that the conditions specified in (b) Section 3.2(b) have been satisfied.

Section 3.3 Conditions to Obligation of Seller to Close

For the benefit of Seller, the Seller’s obligation to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in its sole discretion), prior to or at the Closing, of each of the following conditions:

(a) Each of Purchaser and Parent shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Purchaser shall have delivered or caused to be delivered to Seller each of the documents and other deliverables specified in Section 4.5.

(c) Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser and Parent by an appropriate officer of Parent certifying that the conditions specified in (a) Section 3.3(a) have been satisfied.

ARTICLE 4

THE CLOSING; POST-CLOSING ADJUSTMENT

Section 4.1 Closing

The closing of the Transaction provided for in this Agreement (the “Closing”) shall take place (i) at the offices of Dewey & LeBoeuf, 51 rue Pierre Charron, Paris 75008, France, at 10:00 a.m., local time, on May 23, 2008. The date on which the Closing is to occur is referred to herein as the “Closing Date”.

Section 4.2 Preliminary Information

(a) The Parties have agreed that the estimated Consolidated Net Debt of the Group that shall be taken into account as of the Closing Date (the “Estimated Consolidated Net Debt”) is US Dollars 5,500,000.

(b) The Seller has provided to Parent instructions designating the Euro-denominated account at a bank in to which the Cash Consideration shall be deposited by wire transfer in immediately available cleared funds at the Closing.

(c) Parent has informed Seller and Kaoufman by delivery of an officer’s certificate, duly signed by its CEO, that (i) the CEDC Share Issue Price is US Dollars 57.02, (ii) the FOREX Adjustment Factor is 1.0502, and (iii) the Spot Exchange Rate is 1.5753.

(d) For purposes of this Agreement,

(i) the “CEDC Share Issue Price” shall be the average daily closing price, weighted by volume, on the NASDAQ Global Select Market for a CEDC Share during the 90-trading day period ending two (2) Business Days before the expected Closing Date;

(ii) the “FOREX Adjustment Factor” shall be that number (expressed to four decimal places) that is equal to (A) the Spot Exchange Rate divided by (B) 1.5; provided that in no event shall the FOREX Adjustment Factor be less than 1;

(iii) the “Euro Exchange Rate” shall be the lower of (A) the Spot Exchange Rate and (B) 1.5000; and

(iv) the “Spot Exchange Rate” shall be the actual Conversion Rate for one Euro into US dollars (expressed to four decimal places) prevailing on May 21, 2008.

Section 4.3 Consideration

(a) The total consideration for the sale and purchase of the Newco Shares (the “Consideration”) shall be an amount in Euros equal to (i) an amount in US Dollars equal to (A) two hundred twenty-five million US Dollars ($225,000,000) less 75% of the Estimated Consolidated Net Debt divided by (B) the Euro Exchange Rate, plus (ii) fifteen million Euros (€15,000,000), plus (iii) sixteen million fifty thousand Euros (€16,050,000). The Parties agree that the Consideration is €178,300,000.

(b) The payment of the Consideration shall be satisfied by (i) payment of the Cash Consideration by Purchaser at Closing in accordance with Section 4.5, (ii) the payment of the Share Consideration by Purchaser at the Second Closing Date in accordance with Section 4.10; provided that the Share Consideration shall be subject to the adjustments set forth in Section 4.8(d) and (iii) the payment of Final Consideration on the first anniversary of the Closing Date.

(c) For purposes of this Agreement:

(i) the “Cash Consideration” means €126,960,000.

(ii) the “Share Consideration” means 974,946 CEDC Shares subject to further adjustment pursuant to Section 4.8(d).

(iii) The “Final Consideration” means sixteen million fifty thousand Euros (€16,050,000).

(d) The Parties expressly acknowledge and agree that the Exercise Price (as defined in the Shareholders Agreement) will be adjusted to take account of US Dollars 11,088,000 of foreign exchange rate protection that Purchaser provided Seller pursuant to the terms of this Agreement.

Section 4.4 Seller’s Deliveries to Purchaser at Closing

Prior to or at the Closing Date, Seller shall deliver or provide to Purchaser:

(a) certified copies of Seller’s resolution approving the transaction and entry into the Transaction Documents and authorizing specified persons to execute such on its behalf;

(b) confirmation of the form of the proposed amendment to the Joint Venture Agreement negotiated by Kaoufman and Moët Hennessy International;

(c) the officer’s certificate required pursuant to Section 3.2(d);

(d) in respect of the Newco Shares:

(i) share certificates evidencing ownership by Seller of seven thousand five hundred (7,500) Class A Shares and seven thousand five hundred (7,500) Class B Shares in Newco for partial cancellation and reissue evidencing the balance of three thousand seven hundred fifty-one (3,751) Class A Shares and one thousand eight hundred seventy-five (1,875) Class B Shares in Newco to remain owned by Seller after the Transaction;

(ii) transfer orders in the required form set forth by applicable law duly executed by an authorized representative of Seller and duly witnessed, dated as of the Closing Date and containing the instruction to register the transfer from Seller to Purchaser of three thousand seven hundred forty-nine (3,749) Class A Shares and five thousand six hundred twenty-five (5,625) Class B Shares in Newco; and

(iii) a duly signed resolution of the board of directors of Newco approving the transfer from Seller to Purchaser of three thousand seven hundred forty-nine (3,749) Class A Shares and five thousand six hundred twenty-five (5,625) Class B Shares in Newco;

(e) two (2) original executed counterparts of the Kaoufman Guarantee, executed by Kaoufman on the date hereof;

(f) two (2) original executed counterparts of the Shareholders Agreement, executed by a duly empowered representative of the Seller and Newco;

(g) a certified copy of an instrument of consent from the Protector of the Trust; and

(h) confirmation that there has been no change to the Settlement Deed since it was last produced to the Purchaser on 22 April 2008.

Section 4.5 Purchaser’s Deliveries to Seller at Closing

Prior to or at the Closing Date, Purchaser shall deliver to Seller:

(a) certified copies of the board resolutions of Parent and Purchaser, respectively, approving the transaction and entry into the Transaction Documents and authorizing specified persons to execute such on its behalf (and any powers of attorney granted to such signatory);

(b) the officer’s certificate required pursuant to Section 3.3(c);

(c) the Cash Consideration to be paid by Purchaser by wire transfer of immediately available cleared funds to the account or accounts designated pursuant to Section 4.3(c)(i);

(d) in respect of the Newco Shares, transfer orders in the required form set forth by applicable law duly executed by an authorized representative of Purchaser and duly witnessed, dated as of the Closing Date and containing the instruction to register the transfer from Seller to Purchaser of three thousand seven hundred forty-nine (3,749) Class A Shares and five thousand six hundred twenty-five (5,625) Class B Shares in Newco;

(e) two (2) original executed counterparts to the Shareholders Agreement, executed by a duly empowered representative of the Purchaser;

(f) two (2) original executed counterparts of the Kaoufman Guarantee, executed by Purchaser.

Section 4.6 Proceedings at Closing

All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 4.7 Allocation of Consideration

Purchaser acknowledges that Seller intends to allocate the Consideration among the Shares purchased as set forth on Schedule 2. Seller expressly acknowledges and agrees that the allocation of Consideration as set out in Schedule 2 will not impair or otherwise adversely affect either of Parent’s or Purchaser’s rights under any of the Transaction Documents.

Section 4.8 Post-Closing Procedures

(a) Within thirty (30) days after the Closing Date, or as soon as practicable thereafter, Whitehall shall deliver to Purchaser, Parent and Seller (with a copy to Kaoufman) a certificate duly executed by an authorized officer (the “Post-Closing Certificate”) setting forth the actual Consolidated Net Debt of the Group, as of the Closing Date, converted into US Dollars at the conversion rate of RUR 23.578 = $1.00. The determination of the Consolidated Net Debt set forth on the Post-Closing Certificate shall be prepared in good faith in accordance with the definitions set forth in this Agreement and otherwise in a manner consistent with the accounting principles used in preparing Whitehall’s audited consolidated financial statements as of December 31, 2007 (the “Accounting Principles”) and shall be accompanied by such supporting documentation as Purchaser may reasonably request.

(b) If Purchaser disagrees with the determination of the Consolidated Net Debt set forth on the Post-Closing Certificate, the Purchaser shall notify Seller (with a copy to Whitehall) in writing of such disagreement within the 30-day period immediately following the delivery of the Post-Closing Certificate, which notice shall describe the specific nature of any such disagreement and set forth a reasonable basis for such disagreement; provided, however, the Purchaser shall not disagree with any valuation made by Whitehall which has been made in accordance with the Accounting Principles. During the 30-day period of its review, the Purchaser and its representatives and advisors shall have reasonable access to any documents, schedules or work papers used in the preparation of the Post-Closing Certificate. Purchaser expressly agrees that any failure by it to notify Seller of any disagreement with the Consolidated Net Debt set forth on the Post-Closing Certificate on or prior to the date that is 30 days after delivery of the Post-Closing Certificate shall be deemed to be the definitive acceptance by Purchaser of the Consolidated Net Debt set forth on the Post-Closing Certificate and, except in the case of fraud or willful misconduct, shall constitute a complete and irrevocable waiver of any right of Purchaser to dispute such amount for purposes of this Agreement.

(c) Seller and Purchaser agree to negotiate in good faith to resolve any disagreement identified by Purchaser pursuant to Section 4.8(b) regarding the determination of the Consolidated Net Debt as of the Closing Date, and any resolution of such disagreement agreed to in writing by Seller and Purchaser shall be final, non-appealable and binding upon the Parties and their successors and assigns. If Seller and Purchaser are unable to resolve such disagreement identified by Purchaser pursuant to Section 4.8(b) within 30 days after delivery to Seller of written notice of such disagreement by Purchaser, then the disputed matters shall be referred for final determination to PricewaterhouseCoopers. If PricewaterhouseCoopers is unable or unwilling to serve, Seller and Purchaser shall jointly select an arbitrator from an internationally recognized accounting firm that is not the independent auditor for any of the Parties; provided, however, that if Seller and Purchaser are unable to select such an accounting firm within 45 days after delivery of written notice of a disagreement, the Center for Public Resources shall make such selection. PricewaterhouseCoopers or the internationally recognized accounting firm so selected shall be referred to herein as the “Accounting Arbitrator”. The Accounting Arbitrator shall only consider those items and amounts as to which Seller and Purchaser have disagreed within the time periods and on the terms specified above and shall resolve the matter in accordance with the terms and provisions of this Agreement and in application of the Accounting Principles. The Accounting Arbitrator is expressly limited to the selection of either Seller’s or Purchaser’s position on a disputed item (or a position in between the positions of Seller and Purchaser) and it shall thus select as a resolution for each disputed matter the position of either Seller or Purchaser (or a position in between the positions of Seller and Purchaser) (based solely on presentations and supporting material provided by the such Parties and not pursuant to any independent review) and the Accounting Arbitrator may not impose an alternative resolution outside those bounds. The Parties and their Representatives shall cooperate in good faith with the Accounting Arbitrator and shall furnish such accounting data reasonably requested by the Accounting Arbitrator for the purposes of fulfilling its mandate hereunder, including providing their work papers and files. The Accounting Arbitrator shall deliver to Seller and Purchaser, as promptly as practicable and in any event within 45 days after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Consolidated Net Debt determined in accordance with the terms of this Agreement. Absent manifest error, such determination shall be final, non-appealable and binding upon the Parties to the fullest extent permitted by applicable law and may be enforced in any court having competent jurisdiction. The 45-day period for delivering the written report may be extended for up to 30 days for good cause by the mutual written consent of Seller and Purchaser or by the Accounting Arbitrator at its sole discretion. The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by Seller and one-half by Purchaser.

(d) If the Consolidated Net Debt, as finally determined pursuant to the procedures set forth in this Section 4.8, is greater than the Estimated Consolidated Net Debt, then the Consideration shall be decreased by the Adjustment Amount and the Share Consideration shall be decreased by the Share Adjustment Amount. If the Consolidated Net Debt, as finally determined pursuant to the procedures set forth in this Section 4.8, is less than the Estimated Consolidated Net Debt, the Consideration shall be increased by the Adjustment Amount and the Share Consideration shall be increased by the Share Adjustment Amount. For purposes of this Agreement

(i) the “Adjustment Amount” means that amount in Euros equal to (A) 75% of the amount of the absolute value of the difference between (1) the Consolidated Net Debt, as finally determined pursuant to the procedures set forth in this Section 4.8 and (2) the Estimated Consolidated Net Debt divided by (B) the Euro Exchange Rate; and

(ii) the “Share Adjustment Amount” means that number of CEDC Shares (rounded upwards to the nearest integer) equal to (A) the Adjustment Amount divided by (B) the CEDC Share Issue Price.

Section 4.9 Appointment of Board

Immediately after the Closing, Seller and Purchaser shall take all such actions as may be required to elect Seller’s and Purchaser’s representatives to the Board of Directors of Newco, as provided in the Shareholders’ Agreement.

Section 4.10 Second Closing; Delivery of Share Consideration

(a) The delivery by Purchaser to Seller of the Share Consideration, as adjusted pursuant to Section 4.8(d) (such event, the “Second Closing”), shall take place no later than the second Business Day following the date on which the Consolidated Net Debt is finally determined pursuant to the procedures set forth in Section 4.8(d) and at such place and time as Parent and Kaoufman shall agree.

(b) At the Second Closing, Purchaser shall deliver to Seller:

(i) a share certificate for the account of Seller evidencing the issuance of a number of CEDC Shares to Seller equal to the Share Consideration, as adjusted pursuant to Section 4.8(d), and an extract from the register of shareholders of Parent confirming the issuance of a number of CEDC Shares to Seller equal to the Share Consideration, as adjusted pursuant to Section 4.8(d), duly signed by the transfer agent of Parent;

(ii) a copy, certified by an officer of Parent, of the board resolutions of Parent approving the issuance of CEDC Shares to Seller equal to the Share Consideration, as adjusted pursuant to Section 4.8(d); and

(iii) two (2) original executed counterparts of the Registration Rights Agreement, executed by a duly empowered representative of Parent.

(c) At the Second Closing, Seller shall deliver to Purchaser two (2) original executed counterparts of the Registration Rights Agreement, executed by a duly empowered representative of Seller.

Section 4.11 Delivery of Final Consideration

Purchaser shall pay the Final Consideration to Seller, no later than the second Business Day following the first anniversary of the Closing, by deposit by wire transfer in immediately available cleared funds to the Euro-denominated account at a bank Seller shall have specified in advance to Parent (with a copy to Purchaser). Purchaser shall have no right to set-off all or part of the Final Consideration against any amount that Seller owes or may owe to Purchaser, whether as a result of a Claim or otherwise, without the Seller’s prior consent.

Section 4.12 Adjustments to Consideration

(a) If any payment is made by Seller to Purchaser or to Parent pursuant to Article 9 hereof, such payment(s) shall be considered for all Tax purposes as a reduction of the Consideration paid by the Purchaser and the Consideration shall be deemed to have been reduced by the amount of such payment.

(b) If any payment is made by Purchaser or Parent to Seller pursuant to Article 9 hereof, such payment(s) shall be considered for all Tax purposes as an increase in the Consideration paid by the Purchaser and the Consideration shall be deemed to have been increased by the amount of such payment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly Disclosed in the Disclosure Letter, Seller hereby represents and warrants to Parent and Purchaser, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as set forth below. Information Disclosed in any section of the Disclosure Letter (whether provided therein or made by reference in the Disclosure Letter to specific written Due Diligence Disclosures) shall be deemed to be Disclosed with respect to such representations and warranties to which such disclosure would reasonably pertain in the light of the form and substance of the disclosure made; provided, however, that such disclosures shall be deemed made only in respect of representations and warranties that are qualified by the words “except as Disclosed”.

Section 5.1 Organization; Qualification; Solvency

(a) Seller is a company duly organized and validly existing under the laws of the Island of Jersey. Seller has all requisite power and authority to own the Whitehall Shares and, as and when issued, the Newco Shares and to carry on its business, as currently conducted.

(i) All registrations and official or governmental consents, licences or authorisations required under applicable law and regulation have been made or obtained and are in full force and effect and the Seller has at all times complied with all conditions attached to such consents, licences or authorisations.

(ii) No application for the Seller’s property to be declared en désastre in the Island of Jersey has been made by the Seller or, to the Knowledge of Seller, by any other person, nor has any other procedure or proceeding referred to in Article 8 (“Meaning of bankruptcy”) of the Interpretation (Jersey) Law, 1954, or Article 125 (“Power of company to compromise with creditors and members”) of the Companies Law, been instituted.

(b) Each Group Company is a company duly organized and registered and validly existing under the laws of the jurisdiction of its organization identified on Schedule 1. Each Group Company has all requisite corporate power and authority to own or lease its property or assets and to carry on its business, as currently conducted. No order has been made, petition presented or resolution passed for the winding up of any Group Company. No administrator or any receiver or manager has been appointed by any person in respect of any Group Company or all or any of its respective assets and no voluntary arrangement has been proposed by any Group Company with respect to such appointment and, to the Knowledge of Seller, no steps have been taken by any other person to initiate any such appointment.

(c) The Joint Venture is a company duly organized and registered and validly existing under the laws of the Republic of Cyprus. The Joint Venture has all requisite corporate power and authority to own or lease its property or assets and to carry on its business, as currently conducted. No order has been made, petition presented or resolution passed for the winding up of the Joint Venture. No administrator or any receiver or manager has been appointed by any person in respect of the Joint Venture or all or any of its respective assets and no voluntary arrangement has been proposed by the Joint Venture with respect to such appointment and, to the Knowledge of Seller, no steps have been taken by any other person to initiate any such appointment.

Section 5.2 Authorization; Binding Obligations

Each of Seller and Whitehall has all necessary power and authority to make, execute and deliver this Agreement, the other Transaction Documents to which it is a party and all other documents executed by it which are to be delivered at Closing (together, the “Seller Documents”) and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Seller Documents and the consummation by Seller and Whitehall of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of Seller and Whitehall. This Agreement and the Transaction Documents to which they are a Party have been, and, as of the Closing Date the other Seller Documents will be, duly and validly executed and delivered by Seller and Whitehall, and assuming the due authorization, execution and delivery by Purchaser and Parent (and each other party thereto), each of this Agreement and the other Seller Documents constitute the valid, legal and binding obligation of Seller and Whitehall, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Securities Law Matters

As of the date hereof and as of the date of the Second Closing, Seller warrants and covenants as set out below with respect to the CEDC Shares constituting the Share Consideration.

(a) Seller is an “accredited investor” within the specific definition of such term set forth in Rule 501(a)(7) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”).

(b) Seller is acquiring the CEDC Shares constituting the Share Consideration for its own account (as trustee of the Trust) for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act;

(c) Seller understands, acknowledges and agrees that:

(i) on delivery at the Second Closing, the CEDC Shares constituting the Share Consideration will not have been registered under the Securities Act;

(ii) the delivery of the CEDC Shares constituting the Share Consideration is intended as a transaction qualifying under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder;

(iii) the CEDC Shares constituting the Share Consideration may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration or pursuant to Regulation S (and, in either such case (A) in accordance with all United States federal or state, European Union and other applicable state and foreign securities laws and (B) the transferor/seller shall (1) have notified Parent of the proposed transfer/sale and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed transfer/sale, provided that such detailed statement is kept confidential and is not disclosed to any other person until prior written consent from Seller is given which explicitly authorizes the disclosure of the information in such detailed statement, or (2) provide Parent and Parent’s transfer agent with a legal opinion from independent internationally recognized legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to Parent and shall state that such transfer/sale is eligible under Rule 144 or is otherwise made in accordance with applicable securities laws);

(iv) the CEDC Shares constituting the Share Consideration will be endorsed with the following legends:

(A)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD TO ACCREDITED INVESTORS (AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE

SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION D PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”; and

(B)	any other legend agreed to be placed thereon pursuant to the Shareholders Agreement.

(d) Seller did not learn of the investment in the CEDC Shares constituting the Share Consideration by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Seller was invited by any of the foregoing means of communications.

(e) Seller acknowledges that the Purchasing Parties are relying on the representations, warranties and agreements contained in this Section 5.3 in delivering the CEDC Shares constituting the Share Consideration to Seller and would not engage in such transaction in the absence of the representations, warranties and agreements contained herein. Seller further acknowledges and agrees that any obligation of the Purchasing Parties herein to deliver the Share Consideration to Seller is conditioned upon the accuracy of the representations, warranties and agreements in this Section 5.3 and Seller agrees to notify the Purchasing Parties promptly in writing if any representation or warranty in this Section 5.3 ceases to be accurate and complete prior to the Second Closing.

Section 5.4 Group Structure and Ownership

(a) As of the date hereof Seller is, and through the date of the Contribution will be, the sole legal owner of all the Whitehall Shares (together with all rights attaching thereto, including voting rights) and, from and after the Contribution until the Closing Date Seller will be the sole legal owner of all the Newco Shares. The Whitehall Shares constitute the entire issued and outstanding share capital of Whitehall and, as and when issued, the Newco Shares will constitute entire issued and outstanding share capital of Newco. The Whitehall Shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof and as of the date of the Contribution, Seller holds legal title to the Whitehall Shares free and clear of any Encumbrances, and as a result of the Contribution will transfer legal title to the Whitehall Shares (together with all rights attaching thereto, including voting rights) to Newco, free and clear of any Encumbrances. From and after the Contribution, Seller will hold legal title to the Newco Shares free and clear of any Encumbrances, and at the Closing will transfer title to the 3,749 Class A Shares and the 5,625 Class B Shares Newco Shares (together with all rights attaching thereto) to Purchaser, free and clear of any Encumbrances.

(b) Part 2 of Schedule 1 sets out a true and accurate list of all the Whitehall Subsidiaries, each of which is wholly owned, directly or indirectly (through another Group Company) by Whitehall, except to the extent of the minority interests disclosed on Schedule 1. The equity interests in each of the Whitehall Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and all requirements to invest or maintain any minimum or specified amount of share capital or other capital or capital ratio have been met with respect to each Whitehall Subsidiary.

(c) Part 3 of Schedule 1 sets forth the Joint Venture, in which Whitehall holds a 50% equity interest. The equity interests in the Joint Venture have been duly authorized and validly issued and are fully paid and non-assessable and all requirements to invest or maintain any minimum or specified amount of share capital or other capital or capital ratio have been met with respect to such Joint Venture.

(d) Except for such shares of capital stock and other participatory interests set forth in Schedule 1, none of the Group Companies or the Joint Venture (i) has issued any shares of its capital stock or any other voting securities or other participatory interests, (ii) is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights or other commitments or agreements providing for the issuance or disposition of any shares of its capital stock, voting securities or other participatory interests, or (iii) has any outstanding obligation (x) to repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or participatory interests (or any options, warrants or other securities convertible into or exercisable or exchangeable for any shares of its capital stock, voting securities or equity interests) or (y) to vote or dispose of any securities of any other Group Company or the Joint Venture (except, with respect to the Joint Venture, in the case of (ii) and (iii) such obligations and agreements pursuant to the Joint Venture Agreement).

(e) No Group Company has any interest in the share capital of or equivalent equity participation in any other company which is not a Group Company, except for the Joint Venture. The Joint Venture has no interest in the share capital of, or equivalent equity participation in, any other person, except for its 100% participation in OOO Moët Hennessy Whitehall Rus, the details of which are set forth in Part 3 of Schedule 1.

Section 5.5 No Conflicts

Assuming the consents and approvals referred to in Section 5.6 are obtained, neither the execution and delivery of this Agreement or other Seller Documents by Seller and/or Whitehall, nor the consummation of the transactions contemplated hereby or thereby, will (i) in any material respect violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result in any other change in right or obligation or the loss of a benefit under (x) any term, condition or provision of the organizational documents of Seller, any Group Company, the Joint Venture or Newco, (y) any material mortgage, indenture, deed of trust (including but not limited to the Settlement Deed), loan or credit agreement or other agreement or instrument to which Seller, any Group Company is now a party or by which it is bound, or (z) any law applicable to Seller, any Group Company, the Joint Venture or Newco; or (ii) except as set forth in the Disclosure Letter, result in the creation or imposition of any Encumbrance upon the Newco Shares, the Whitehall Shares, Whitehall’s equity interest in the Joint Venture or any share of capital stock or participatory interest in any Group Company.

Section 5.6 Approvals

No notices, approvals, reports or other filings are required to be made by Seller or Whitehall with, nor are there any consents, registrations, approvals, waivers, permits or other authorizations required to be obtained by Seller or Whitehall from, any Governmental Authority or other third party (save for the instrument of consent from the Protector of the Trust to be delivered in accordance with Section 4.4(g) hereof) in order for Seller to execute or deliver this Agreement or the other Seller Documents or to consummate the transactions contemplated hereby or thereby except as set forth in the Disclosure Letter or where the failure to obtain such consents and approvals, would not have a Material Adverse Effect.

Section 5.7 Compliance with Laws

Except as Disclosed, each of Seller, each Group Company and the Joint Venture is in compliance in all material respects with all material laws applicable to it relating to the Business. Except as would not reasonably be expected to result in a Material Adverse Effect, since January 1, 2007, none of Seller, any Group Company or the Joint Venture has (i) violated any laws relating to the Business or (ii) received any written notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any material noncompliance (or that Seller, any Group Company or the Joint Venture is under investigation by any such Governmental Authority for such alleged noncompliance) with any applicable law relating to the Business.

Section 5.8 Anti-Monopoly Matters

All previous transactions involving any transfer of interests in any Russian Subsidiary were, where applicable, conducted in all material respects pursuant to applicable laws of the Russian Federation and such transactions were properly approved by or notified to the relevant Governmental Authorities, including, where applicable, the antimonopoly authorities, except where the failure to obtain such approval or, as the case may be, to notify such a transaction, has not had, and is not reasonably likely to result in, a material adverse effect on such Russian Subsidiary. To the Knowledge of Seller, none of the Group Companies governed by the laws of the Russian Federation has received any notice, letter, notification or any other correspondence from any competent Governmental Authority that challenges or threatens the validity or results of such previous transactions.

Section 5.9 Financial Facilities and Debt Obligations

The Disclosure Letter sets forth a complete and accurate list of all overdrafts, loans or other financial facilities outstanding or available to the Group, as well as of any debt obligations outstanding thereunder as of a date no later than the month end prior to the date hereof. True and correct copies of all material documents relating to such financial facilities have been made available to the Parent or its Representatives in the Data Room or are annexed to the Disclosure Letter. As of the date hereof: (i) all such facilities remain in full force and effect; and (ii) to the Knowledge of Seller, there exist no events or circumstances that with or without notice or the passage of time would constitute a default or event of default thereunder.

Section 5.10 Licences

Except as Disclosed: (i) each Group Company as well as the Joint Venture owns, holds or possesses all material permits, licenses, approvals, certifications, registrations, franchises, variances and consents issued or granted by a Governmental Authority (collectively, “Licences”) necessary to maintain and establish its existence and to conduct the Business as it is currently conducted; (ii) all such Licences are valid and in full force and effect; (iii) none of the Group Companies or the Joint Venture has received written notice that it is in default under or in violation of any such License, and, to the Knowledge of Seller, each Group Company and the Joint Venture conducts its activities in compliance in all material respects with such Licences and there are no grounds for the valid revocation of any such License; (iv) all applications required to have been filed for the renewal of such Licences have been timely filed (after giving effect to any grace periods and extensions) with the appropriate Governmental Authority; and (v) none of the Licences shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

Section 5.11 Intellectual Property

(a) All material trademarks, signs and service marks, trade or business names, domain names, patents and copyrights (collectively, “Intellectual Property”) used by the Group Companies and the Joint Venture in conducting the Business as currently conducted are either owned by a Group Company or by the Joint Venture, or are used by the applicable Group Company or the Joint Venture pursuant to, as the case may be, a valid and enforceable license agreement, sub-license agreement or distribution agreement. The Disclosure Letter sets forth a complete and accurate list of (i) all Intellectual Property registered in the name of any Group Company (the “Group Registered IP”) and (ii) all license agreements, sub-license agreements and distribution agreements relating to the use of Intellectual Property by the Group to which any Group Company is a party (the “Group Licensed IP”).

(b) Except as Disclosed: (i) a Group Company is the registered owner of the Group Registered IP, (ii) the Group Registered IP is not subject to any Encumbrance; (iii) to the Knowledge of Seller, no Group Company has received written notice that any Group Registered IP is currently the subject of any reexamination, opposition, cancellation or invalidation proceeding before any Governmental Authority, and no such proceeding is threatened; and (iv) all material application, registration, maintenance and renewal fees have been paid to, and all material documents and certificates have been filed with, the applicable Governmental Authority as necessary for the purposes of maintaining any Group Registered IP.

(c) To the Knowledge of Seller, none of the Group Companies or the Joint Venture has interfered with, infringed upon, misappropriated or violated any intellectual property right of any third party and, none of the Group Companies or the Joint Venture has received written notice from any third party alleging any such interference, infringement or violation. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or violated any Group Registered IP.

Section 5.12 Assets

(a) Except as would not adversely affect in any material respect the conduct of the Business by any Group Company, the relevant Group Company and, where applicable, the Joint Venture is the legal owner, free and clear of all Encumbrances, or otherwise has the legal right to use (in the manner they are currently used) all of the assets and properties used or held for use by it in the conduct of the Business as currently conducted and as the Business will be conducted by the Group and the Joint Venture on the Closing Date.

(b) All assets and properties used or held for use by each Group Company as well as, where applicable, the Joint Venture in the conduct of the Business are in all material respects in reasonably good condition of use, maintenance and repair, subject to reasonable wear and tear, and are sufficient in all material respects for the conduct of the Business as currently conducted and as the Business will be conducted on the Closing Date.

Section 5.13 Litigation and Investigations

Except as Disclosed, there is no action, suit, proceeding, claim, arbitration, grievance or other litigation (each, an “Action”) brought by any third party against any Group Company or pending before any Governmental Authority or arbitrator, or any audit, investigation or inspection (each, an “Investigation”) of any Group Company by any Governmental Authority pending, nor to the Knowledge of Seller is any such Action or Investigation threatened, that if resolved in a manner adverse to the Group Company would reasonably be expected to result in (i) a liability of the Group Company (including in respect of any fine, award of damages, legal fees and costs or interest) to any third person or group of persons in excess of two hundred fifty thousand US Dollars (US$250,000) or (ii) any injunction, order, judgment, writ or decree binding on any Group Company that would adversely affect in any material respect the conduct of the Business by such Group Company.

Section 5.14 Financial Statements

(a) Purchaser has previously been provided with true and complete copies of (i) audited financial statements of the Group, on a consolidated basis for the twelve-month period ended and as at March 31, 2006 (the “Consolidated Financial

Statements”); (ii) the audited financial statements for Global Wine & Spirits Holdings Limited for the twelve-month period ended and as at December 31, 2006 (the “GWS Holdings Financial Statements”); (iii) the audited financial statements for Dancraig Wine & Spirit Trading Limited for the twelve-month period ended and as at December 31, 2006 (the “Dancraig Financial Statements”); (iv) the audited statutory financial statements for each of the Russian Subsidiaries, on a stand-alone basis, for the twelve-month periods ended and as at December 31, 2007 (the “Russian Subsidiaries’ Financial Statements”); and (v) the audited statutory accounts of the Joint Venture for the twelve-month period ended and as at December 31, 2007 (the “JV Statutory Accounts” and together with the Consolidated Financial Statements, the GWS Holdings Financial Statements, the Dancraig Financial Statements, and the Russian Subsidiaries’ Financial Statements, the “Financial Statements”).

(b) The Financial Statements, other than the Russian Subsidiaries’ Financial Statements and the JV Statutory Accounts, have been prepared in accordance with IFRS applied on a consistent basis (except as may be noted therein) across the periods presented and the Russian Subsidiaries’ Financial Statements and the JV Statutory Accounts have been prepared in accordance with RAS applied on a consistent basis (except as may be noted therein) across the periods presented, and the Financial Statements give a true and fair view of, (x) in the case of the Consolidated Financial Statements, the consolidated financial position of the Group as at, and the consolidated financial performance of the Group for the twelve-month periods ended March 31, 2006, (y) in the case of the GWS Holdings Financial Statements and the Dancraig Financial Statements, the financial position of the applicable reporting entity as at, and the financial performance and cash flows for the applicable reporting entity for the twelve-month period ended, December 31, 2006 and (z) in the case of the Russian Subsidiaries’ Financial Statements and the JV Statutory Accounts, the financial position of the applicable reporting entity as at, and the financial performance for the applicable reporting entity for the twelve-month period ended, December 31, 2007.

(c) No Group Company has any material liabilities or material obligations (whether accrued, contingent, absolute or otherwise) and whether or not required to be disclosed, including, without limitation, any off-balance sheet liabilities, except (i) liabilities or obligations as and to the extent (x) reflected or reserved against on the relevant Financial Statements, as at December 31, 2006 or December 31, 2007, as applicable (y) readily apparent in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice after December 31, 2006 or December 31, 2007, as the case may be, or (iii) as Disclosed in the Disclosure Letter.

(d) The Joint Venture has no material liabilities or material obligations (whether accrued, contingent, absolute or otherwise) and whether or not required to be disclosed, including, without limitation, any off-balance sheet liabilities, except (i) liabilities or obligations as and to the extent (x) reflected or reserved against in the JV Statutory Accounts, as at December 31, 2007, or (y) readily apparent in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice after December 31, 2007, or (iii) as Disclosed in the Disclosure Letter.

(e) Each Group Company and the Joint Venture (i) maintains books and records that in reasonable detail accurately and fairly reflect the transactions of such Group Company or the Joint Venture, as the case may be, and (ii) has in place policies and procedures with respect to financial reporting that are sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of its financial statements in accordance with RAS and IFRS. Since January 1, 2007, no Group Company or the Joint Venture has received or otherwise obtained knowledge of any material complaint or allegation regarding the accounting or auditing practices, policies or procedures of such Group Company or the Joint Venture or its respective internal accounting controls.

Section 5.15 Events Since December 31, 2007

To the Knowledge of Seller, since December 31, 2007 (i) there have not been any events, changes or occurrences that, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect; (ii) each Group Company and the Joint Venture has conducted its business only in the ordinary course, consistent with past practice; and (iii) except as Disclosed in the Disclosure Letter, no Group Company or the Joint Venture has taken any action that if taken after the date of this Agreement and prior to the Closing without the prior written consent of Purchaser would violate Section 7.1(b).

Section 5.16 Taxation

(a) All material Tax Returns required to be filed by any Group Company or the Joint Venture, or with respect to the Business, have been filed on a timely basis (after taking into account any applicable extensions), and all Taxes shown to be due from any Group Company or the Joint Venture on such Tax Returns have been paid or provisioned or reserved for in full in the applicable the Financial Statements. All such Tax Returns are true, correct and complete in all material respects, and prepared in compliance in all material respects with applicable laws.

(b) Except as Disclosed: (i) no written notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Taxation Authority with respect to the Business for which any Group Company or the Joint Venture may have any liability; (ii) there are no pending, current or, to the Knowledge of Seller, threatened audits, suits, proceedings, investigations, claims or administrative proceedings for or relating to any liability in respect of any such Taxes; (iii) there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by any Group Company or the Joint Venture, nor is any written request for any such agreement or waiver pending; (iv) no Group Company or the Joint Venture is a party to or bound by any Tax sharing agreement, Tax indemnification agreement or similar agreement, whether written or unwritten, providing for payment of Taxes, Tax losses, entitlement to refunds or similar Tax matters; and (v) no Group Company or the Joint Venture has received a material ruling from any Taxation Authority relating to Taxes.

(c) To the Knowledge of Seller, each Group Company and the Joint Venture is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated. No claim or assertion has been made by any Taxation Authority against any Group Company or the Joint Venture in any jurisdiction where such Group Company or the Joint Venture does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of Seller, is any such claim or assertion threatened.

Section 5.17 Real Property

(a) The Disclosure Letter sets forth a complete and accurate list of all Leased Real Property. The Leased Real Property comprises all the land and buildings occupied by the Group or the Joint Venture in connection with the Business. No Group Company or the Joint Venture owns any real property in fee.

(b) Each parcel of Leased Real Property is held and/or used by the applicable Group Company or the Joint Venture pursuant to a valid, binding and enforceable Lease and one or more of the Group Companies or the Joint Venture is in exclusive possession of each such parcel of Leased Real Property. The Lease under which the premises are held by each Group Company and the Joint Venture is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested, and no notice of any breach or termination thereof has been received, or to the Knowledge of Seller, is likely to be received. No Group Company or the Joint Venture is in material default under any Lease, nor, to the Knowledge of Seller, is any other party thereto in material default thereunder. In particular, Leases entered into by any of the Russian Subsidiaries are in full force and any necessary action has been taken so as to ensure the same. Whitehall has provided, and has caused the Whitehall Subsidiaries to provide, Purchaser with access to true, correct and complete copies of all Leases within their custody or control relating to any material Leased Real Property. There are no Contracts relating to the Leased Real Property to which a Group Company is a party that have not been provided to Purchaser which would materially increase the obligations or materially decrease the rights of the Group Companies in respect of the Leased Real Property, or which would entitle any other party thereto to withhold its consent to the Transaction contemplated hereby or otherwise have provisions triggering rights or obligations upon the consummation of the Transaction contemplated hereby.

(c) To the Knowledge of Seller; none of the Leased Real Property, nor the conduct of the Business by the Group Companies or the Joint Venture thereon, is in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, or ordinance or easement or other applicable law or regulation, nor has any Group Company or the Joint Venture received any notice alleging any such violation.

Section 5.18 Joint Venture

As of the date hereof, the Joint Venture has at all times been managed and operated in compliance in all material respects with the Joint Venture Agreement.

Section 5.19 Brokers

Seller or one of its Affiliates (other than the Group or the Joint Venture) shall be solely responsible for payment of any brokerage, finder’s or other fee or commission and related expenses to which any broker, finder, financial adviser or investment banker may be entitled in connection with this Agreement on the basis of arrangements made by or on behalf of Seller or Whitehall or their Affiliates.

Section 5.20 All Material Matters Disclosed

All information contained or referred to in the Disclosure Letter or in anything annexed to it or which has otherwise been Disclosed by or on behalf of Seller to each of Parent and Purchaser on or prior to the date of this Agreement is true and accurate in all material respects.

Section 5.21 Own Investigations; No Reliance

Each of Seller and Whitehall expressly acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Parent, the Purchaser and the CEDC Shares to be issued as the Share Consideration, and (ii) has conducted such investigations as it deems necessary to satisfy itself as to the status, operations and conditions thereof, and will rely solely on such investigations and inquiries and the express representations and warranties of the Purchaser and Parent set out in Article 6.

Section 5.22 Warranties Limited

Each of Purchaser and Parent expressly agrees and acknowledges that none of Seller or Whitehall, nor any of their respective Representatives, has made any representation or given any warranty, expressed or implied, of any nature whatsoever relating to the Business or any Group Company or the Joint Venture or otherwise in connection with the Transaction contemplated hereby other than those representations and warranties expressly set forth in this Article 5. Each of Purchaser and Parent expressly agrees and acknowledges that (except for the representations and warranties expressly set forth in this Article 5) no person has been authorized by Seller or any Group Company to make any representation or give any warranty regarding the Group, the Joint Venture, the Business, the assets or operations of any Group Company or the Joint Venture or otherwise in connection with the transactions contemplated hereby and, if made or give, such representation or warranty may not be relied upon as having been authorized by Seller or any Group Company. To the fullest extent permitted by applicable law, and except in the case of fraud or willful misconduct, each of Purchaser and Parent agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for a breach of the express terms of the Transaction Documents to the exclusion of all other rights and remedies (including those in tort or arising under statute).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Parent and Purchaser hereby represent and warrant to Seller, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as set forth below.

Section 6.1 Organization; Qualification; Solvency

Parent is a company duly incorporated and validly existing under the laws of the State of Delaware in the United States of America. Purchaser is a joint stock company duly incorporated and validly existing under the laws of Poland. Purchaser has all requisite corporate power and authority to carry on its business, as currently conducted. No order has been made, petition presented or resolution passed for the winding up of Purchaser or Parent. No administrator or any receiver or manager has been appointed by any person in respect of Purchaser or Parent or all or any of their respective assets and no voluntary arrangement has been proposed by Purchaser or Parent with respect to such appointment and, to the knowledge of Purchaser and Parent, no steps have been taken by any other person to initiate any such appointment.

Section 6.2 Authorization; Binding Obligations

Each of Parent and Purchaser has all necessary power and authority to make, execute and deliver this Agreement, the other Transaction Documents to which it is a party and all other documents executed by it which are to be delivered at Closing (together, the “Purchaser Documents”) and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement and the Transaction Documents have been and, as of the Closing Date the other Purchaser Documents to which they are a party will be, duly and validly executed and delivered by Purchaser and Parent, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Purchaser Documents constitutes the valid, legal and binding obligation of each of Purchaser and Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3 No Conflicts

Assuming the consents and approvals referred to in Section 6.4 are obtained, neither the execution and delivery of this Agreement or other Purchaser Documents by Purchaser and Parent, nor the consummation of the transactions contemplated hereby or thereby, will in any material respect violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result in any other change in right or obligation or the loss of a benefit under (x) any term, condition or provision of the constitutional documents of Purchaser or Parent, respectively, (y) any material mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Purchaser or Parent is now a party or by which it is bound, or (z) any law applicable to Purchaser or Parent, except in the case of (y) and (z), as would not prevent or materially delay the Closing.

Section 6.4 Approvals

No notices, approvals, reports or other filings are required to be made by Purchaser or Parent with, nor are there any consents, registrations, approvals, permits or other authorizations required to be obtained by Purchaser or Parent from, any

Governmental Authority or other third party in order for Purchaser or Parent to execute or deliver this Agreement or the other Purchaser Documents or to consummate the transactions contemplated hereby or thereby, including the issuance of the Share Consideration except where the failure to make such notices, approvals, reports or other filings, or to obtain such consents, registrations, approvals, permits or other authorizations would not prevent or materially delay the Closing.

Section 6.5 Available Funds

As of the Closing, Purchaser will have immediately available on an unconditional basis (subject only to the Closing) the cash resources required to meet in full its obligations to make the payment to Seller at the Closing of the Cash Consideration.

Section 6.6 Acting as Principal; Investment Purpose

Purchaser is purchasing the legal and beneficial title to the Newco Shares for its own account and is not acting as agent, nominee, trustee or otherwise for any third party. Purchaser is acquiring the Newco Shares solely for the purposes of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

Section 6.7 Litigation

As of the date hereof, no Action or Investigation is pending, or to the knowledge of Purchaser threatened, that seeks to delay or prevent the consummation of, or that would be reasonably expected to materially adversely affect the ability of Purchaser to consummate, the transactions contemplated by this agreement.

Section 6.8 Parent Shares

(a) The authorized capital stock of Parent, as of the date of this Agreement consists of (i) 80,000,000 shares of common stock, par value $0.01 per share, of which, as of May 19, 2008, 42,595,601 were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

(b) All of the CEDC Shares comprising the Share Consideration as and when issued will at the time of such issuance be duly authorized, validly issued, fully paid and non-assessable and free of preemption rights, will rank pari passu with existing CEDC Shares and will have the right to receive all dividends and other distributions declared or paid after the Closing Date. At the Second Closing, Purchaser will deliver to Seller good and valid title to all Share Consideration, free and clear of all Encumbrances.

Section 6.9 Parent Reports; Financial Statements

Parent has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (“SEC”) pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2005 and those filed with or furnished to the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the United States Securities Exchange Act of 1934 (the “Securities Exchange Act”) and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.

Section 6.10 Brokers

Parent or Purchaser or one of their respective Affiliates shall be solely responsible for payment of any brokerage, finder’s or other fee or commission and related expenses to which any broker, finder, financial adviser or investment banker may be entitled in connection with this Agreement on the basis of arrangements made by or on behalf of Purchaser or Parent or their Affiliates.

Section 6.11 Own Investigations; No Reliance

Each of Parent and Purchaser expressly acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Group and each Group Company, and (ii) has conducted such investigations of the Group, any Group Company and the Business as it deems necessary to satisfy itself as to the status, operations and conditions thereof, and will rely solely on such investigations and inquiries and the express representations and warranties of the Seller set out in Article 5.

Section 6.12 Warranties Limited

Each of Seller and Whitehall expressly agrees and acknowledges that none of Purchaser and Parent, nor any of their respective Representatives, has made any representation or given any warranty, expressed or implied, of any nature whatsoever in connection with the Transaction contemplated hereby other than those representations and warranties expressly set forth in this Article 6. Each of Seller and Whitehall expressly agrees and acknowledges that (except for the representations and warranties expressly set forth in this Article 5) no person has been authorized by Parent or Purchaser to make any representation or give any warranty, express or implied, of any nature whatsoever, regarding them or otherwise in connection with the transactions contemplated hereby and, if made or given, such representation or warranty may not be relied upon as having been authorized by Parent or Purchaser. To the fullest extent permitted by applicable law, and except in the case of fraud or willful misconduct, each of Seller and Whitehall agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for a breach of the express terms of the Transaction Documents to the exclusion of all other rights and remedies (including those in tort or arising under statute).

ARTICLE 7

COVENANTS

Section 7.1 Conduct of Business

(a) Except as otherwise expressly contemplated hereby, and except to the extent required by applicable law or as set forth in the Disclosure Letter, from the date hereof to the Closing Date, Whitehall agrees to conduct, and to cause the Group Companies and (to the extent of its powers as shareholder and to the extent consistent with the Joint Venture Agreement) the Joint Venture to conduct, the Business only in the ordinary course of business in accordance with past practices and to use their respective commercially reasonable efforts (i) to preserve intact the business organizations and relationships with third parties relating to the Business, (ii) to maintain and keep current the Licences of the Group Companies and of the Joint Venture, (iii) to keep available the services of the employees of the Group Companies and of the Joint Venture, and (iv) to preserve existing beneficial relationships with creditors, suppliers, customers and clients of the Group Companies and of the Joint Venture, following substantially the same practices and standards, including practices with respect to trade receivables and trade payables.

(b) In furtherance and without limitation of Section 7.1(a), except as otherwise expressly permitted hereby or required by applicable law, from the date hereof to the Closing Date, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, Whitehall shall cause each Group Company, and (to the extent of its powers as shareholder and to the extent consistent with the Joint Venture Agreement) the Joint Venture, not to:

(i) create, issue or amend the terms of any shares of capital stock (including the Whitehall Shares, the Whitehall equity interest in the Joint Venture and Newco Shares), quotas, bonds, options, warrants, loan capital or any other securities or any options or rights to subscribe for the same;

(ii) repay, redeem, repurchase or otherwise acquire any of its shares of capital stock (including the Whitehall Shares the Whitehall equity interest in the Joint Venture and Newco Shares), quotas, bonds, options, warrants, loan capital or any other securities or any option or right to subscribe for the same;

(iii) (x) fail to use its commercially reasonable efforts to renew any License necessary for the conduct of the Business or (y) formulate any request to any Governmental Authority which implies the assignment, transfer, forfeiture, abandonment, modification or revocation of any such License;

(iv) sell, assign or otherwise dispose of or encumber any of its tangible or intangible assets, other than assets held for sale in the ordinary course of business consistent with past practice, in an aggregate amount exceeding two hundred fifty thousand US Dollars (US$250,000);

(v) amend its organizational documents;

(vi) incorporate any Subsidiary or take any steps to dissolve and/or wind-up of any of the Group Companies or the Joint Venture;

(vii) (x) accelerate or delay the collection of receivables, grant volume rebates or discounts to customers or factor receivables, in each case outside the ordinary course of business or inconsistent with past practice or (y) make any payments other than in a manner consistent with previous dealings with the recipients of such payments;

(viii) fail to settle in accordance with the payment procedures and timescales normally observed by the relevant Group Company or the Joint Venture any debts or liabilities (including trade payables) incurred by Group Company or by the Joint Venture in the normal course of trading;

(ix) (x) make, change or revoke, or permit to be made, changed or revoked, any material Tax election, or change any of its material methods of accounting or reporting for Tax purposes, except as required by applicable laws; (y) settle any material Tax audit; or (z) make any change to its accounting bases, practices, policies or procedures, except as required by applicable law or by changes in RAS or IFRS or other applicable generally accepted accounting policies;

(x) enter into any Contract (or amend or waive its rights or obligations in relation to any such existing Contract) with Seller, Kaoufman, Moët Hennessy International or any of their respective Affiliates (other than another Group Company or the Joint Venture);

(xi) except in the ordinary course of business, enter into any loan or financing arrangements or incur any indebtedness for borrowed money or guarantee any such indebtedness of any other person;

(xii) except as required by applicable law or to comply with contractual obligations existing on the date hereof and Disclosed in the Disclosure Letter: (x) make any material amendment to the remuneration, or terms and conditions of employment, of any Group Employee or any director or officer, or (y) dismiss, or give notice to dismiss, any director or officer or other member of senior management other than for cause;

(xiii) (x) enter into any employment, change in control, severance, retention, deferred compensation or any other similar Employment Agreement (or any amendment to any such existing agreement or otherwise increase or accelerate the vesting of benefits or severance), (y) adopt or announce any new benefit plan or arrangement, or (z) take any action that gives rise to severance benefits payable to any director, officer, employee or consultant as a result of the consummation of the transactions contemplated by this Agreement;

(xiv) enter into any new Contract or amend or modify any existing Contract with any trade union, works council or similar body of employee representatives; or

(xv) resolve, agree, commit or enter into any agreement or understanding to do any of the foregoing.

Section 7.2 Settlement Deed

If the Seller shall cease to be a trustee of the Trust by whatever means then it shall procure that any successor trustee (a “New Trustee”) shall prior to its appointment have delivered to the Purchaser a deed of adherence duly executed by the New Trustee containing a direct covenant and undertaking in favor of the Purchaser (on terms approved by the Purchaser such approval not to be unreasonably withheld or delayed) to observe and be bound by the provisions of this Agreement (including this section regarding the appointment of New Trustees).

Section 7.3 Efforts

Subject to the terms and conditions of this Agreement, each of Seller and Whitehall, on the one hand, and Purchaser and Parent, on the other hand, shall act in good faith and use its respective commercially reasonable efforts to take, agree to take or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable so as to, as promptly as practicable (and in any event prior to the Termination Date) satisfy the conditions set forth in Article 3 and to permit consummation of the transactions contemplated by this Agreement, and each shall, and shall cause its respective Affiliates to, cooperate fully to that end.

Section 7.4 No Solicitation; Exclusivity

(a) From and after the date of this Agreement, Seller and Whitehall shall not, and shall cause each of their respective directors, officers, agents, or advisers (including, without limitation, financial advisers, consultants, attorneys and accountants) (collectively, “Representatives”) not to: (i) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiry, proposal or offer by any person other than Parent and Purchaser with respect to any direct or indirect sale of the businesses and/or assets of the Group or the Joint Venture (whether by merger, reorganization, share exchange, consolidation or similar transaction involving any entity of the Group or the Joint Venture or by a tender or exchange offer for any equity interests in any member of the Group or the Joint Venture or any sale and purchase of any significant portion of the consolidated assets of the Group) or the Joint Venture to such other person (any such inquiry, proposal or offer, a “Competing Proposal”) or (ii) directly or indirectly, have any discussions with, or provide any confidential information or data to, or engage in negotiations with any person, other than Parent or Purchaser with respect to any Competing Proposal.

(b) Each of Seller and Whitehall shall, and shall cause its respective Representatives to terminate immediately any existing discussions or negotiations with any person other than Parent and Purchaser, conducted prior to the date of this Agreement with respect to any Competing Proposal. Seller and Whitehall shall take all necessary steps promptly to inform its respective Representatives of the obligations undertaken in this Section 7.4.

Section 7.5 CEDC Share Price Guarantee

(a) If the average daily closing share price, weighted by volume, on the NASDAQ Global Select Market for a CEDC Share during the 20-trading day period ending on the date that is six months after the Closing Date (the “Average Market

Price”) is less than 90% of the CEDC Share Issue Price (such price the “Minimum Share Price”), the Purchaser shall within 90 days after the date that is six months after the Closing Date pay or cause Parent to pay to Seller (or its designee) an amount in US dollars in immediately available funds equal to (i) the number of CEDC Shares constituting the Share Consideration multiplied by (ii) the difference between (A) the Average Market Price and (B) the Minimum Share Price.

(b) Further, in addition to, but without duplication of, the payment provided under Section 7.5(a), if during the 90-day period following the date that is six months after the Closing Date, Seller (or any Affiliate of Kaoufman to which Seller has transferred such CEDC Shares) sells any CEDC Shares that Seller received as Share Consideration at the Closing in one or more transactions for an average sales price per share, weighted by volume (the “Average Sales Price”) that is less than the Minimum Share Price, the Purchaser shall within 90 days after the date that is six months after the Closing Date pay or cause Parent to pay to Seller (or its designee) an amount in US dollars in immediately available funds equal to (i) the number of CEDC Shares received as Share Consideration actually sold during such 90-day period multiplied by (ii) the difference between (A) the Minimum Share Price and (B) the Average Sales Price; provided that, for the avoidance of doubt, in calculating the Average Sales Price hereunder all the sales of CEDC Shares received as Share Consideration sold by Seller (or any Affiliate of Kaoufman to which Seller has transferred the Share Consideration) during such 90-day period shall be taken into account (whether at a price above or below the Average Market Price); and, provided, further, no sales shall be taken into account unless such sales were in arms-length transactions (including through the NASD automated quotation system) concluded with a bona fide unaffiliated purchaser.

(c) Notwithstanding the foregoing, Purchaser’s aggregate liability under the price guarantee set forth in this Section 7.5 shall be limited to an amount in US dollars equal to (i) the product of (A) the number of CEDC Shares constituting the Share Consideration multiplied by (B) the Minimum Share Price minus (ii) the product of (A) the aggregate number of CEDC Shares actually sold by Seller multiplied by (B) the Average Sales Price.

Section 7.6 Financial Statements

Each of Whitehall and Kaoufman and their respective Representatives, on the one hand, and Parent and its Representatives, on the other hand, shall cooperate in good faith and shall use their respective commercially reasonable efforts to cause to be prepared, in accordance with IFRS: (i) no later than 15 days from the Closing Date, the audited Consolidated Financial Statements of the Group for the twelve-month period ended as at December 31, 2006; and (ii) no later than 60 days from the Closing Date, (x) the audited Consolidated Financial Statements of the Group for the twelve-month period ended as at December 31, 2007 and (y) the unaudited Consolidated Financial Statements of the Group for the three-month period ended as at March 31, 2008.

Section 7.7 Confidentiality

(a) Seller and Whitehall shall, and shall cause its Affiliates and Kaoufman and its and their Representatives to, at all times treat as confidential the provisions of the Transaction Documents and all information that it has received or obtained about the Parent’s Group.

(b) Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about Seller, Whitehall or Kaoufman as a result of entering into the Transaction Documents.

(c) A Party may disclose information which would otherwise be confidential if and to the extent:

(i) permitted pursuant to Section 10.9 hereof;

(ii) required by applicable law or any Taxation Authority or other Governmental Authority, provided that prior written notice of any such confidential information to be disclosed shall (wherever it is reasonably practicable to do so) be given to the other Party;

(iii) disclosed to its Representatives, provided that such Representatives are required to treat such information as confidential and, provided, further, that the disclosing Party shall remain liable to the other Party hereunder for any breach of confidentiality by any such Representative;

(iv) it comes into the public domain other than as a result of a breach by the disclosing Party or any of its Representatives of this Section 7.7; or

(v) disclosed to its equity investors or lenders, if and to the extent required as part of required reports under its constituent documents, provided that such recipients are bound by a similar duty of confidentiality and, provided, further, that the disclosing Party shall remain liable to the other Party hereunder for any breach of confidentiality by any such recipient.

(d) For the avoidance of doubt, the confidentiality restrictions in this Section 7.7 shall survive the termination of this Agreement pursuant to Article 8 without limit in time.

Section 7.8 Parent Guarantee

(a) Parent irrevocably, absolutely and unconditionally guarantees to Seller, as a primary obligor and not merely as a surety, the full and timely performance, payment and observation by Purchaser of all its obligations, commitments, undertakings, covenants, warranties and indemnities under this Agreement and any of the Transaction Documents (the “Parent Guaranteed Obligations”) to the extent of any limit on the liability of Purchaser or Parent pursuant to this Agreement or any of the Transaction Documents. This guarantee is a guarantee of payment, and not merely of collection, and Parent hereby acknowledges and agrees that this guarantee is full and unconditional.

(b) If and whenever Purchaser defaults for any reason whatsoever in the performance of any of the Parent Guaranteed Obligations, Parent shall immediately on demand unconditionally perform (or cause the performance of) and satisfy (or cause the satisfaction of) such Parent Guaranteed Obligation with respect to which Purchaser has defaulted in the manner prescribed by this Agreement or the applicable Transaction Document such that Seller shall receive the same benefit as if the Parent Guaranteed Obligation had been duly and timely performed and satisfied by Purchaser.

(c) This guarantee shall be a continuing guarantee and accordingly it shall remain in full force and effect and shall be binding on Parent, its successor and permitted assigns, until all of the Parent Guaranteed Obligations have been indefeasibly paid or performed in full. Notwithstanding the foregoing, this guarantee shall be null and void and of no further effect, and the Parent shall have no further obligations under this guarantee as of: (x) the termination of this Agreement according to terms, and (y) with respect to Parent Guaranteed Obligations required to be paid or performed by Purchaser at or before Closing, immediately following the Closing. This guarantee is in addition to any rights or security which Seller may now or hereafter have or hold for the performance and satisfaction of the Parent Guaranteed Obligations.

(d) If for any reason Purchaser ceases to have any legal existence or if any of the Parent Guaranteed Obligations have become irrecoverable from Purchaser by reason of Purchaser’s bankruptcy, insolvency or reorganization or by other operation of law, this guarantee shall remain binding on the Parent to the same extent as if the Parent had at all times been the primary and sole obligor on all such Parent Guaranteed Obligations.

(e) To the fullest extent permitted by law, Parent hereby waives, for the benefit of Seller (a) any right to require Seller, as the case may be, as a condition of payment or performance by Parent, to proceed against Purchaser or pursue any other remedy whatsoever, (b) any “suretyship defense” or other defenses or benefit that may arise under any law intended to limit the liability of or exonerate guarantors or sureties, (c) notice of acceptance of this guarantee and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, (d) promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or non-payment of any such liabilities, suit or taking of other action by Seller, and the Parent Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred or renewed, extended, amended, modified, supplemented or waived in reliance upon this guarantee.

(f) Without limiting in any way this guarantee, subject to applicable law and regulations, Parent covenants and agrees to take all actions within its power to cause Purchaser to fully and timely perform or pay each of the Parent Guaranteed Obligations.

Section 7.9 Dividends

(a) The Parties expressly agree and acknowledge that from the date hereof until the Closing, to the extent permitted by applicable law, Whitehall may continue to declare and pay dividends (including interim dividends) in respect of the Whitehall Shares to the Seller as holder thereof; provided that any such dividends must be paid in cash prior to the Closing and, as a result, the Consolidated Net Debt of the Group, as of the Closing, shall take into account the payment of such dividends.

(b) Notwithstanding the foregoing, the Parties expressly acknowledge and agree that within ten (10) Business Days of receipt by Whitehall of the dividends paid by the Joint Venture on the Whitehall equity interest in the Joint Venture in respect of the financial results of the Joint Venture for 2007 pursuant to and in accordance with the dividend policy under the Joint Venture Agreement, Whitehall shall remit all such dividends to Seller net of any tax impact on Whitehall.

Section 7.10 New Management Company

As promptly as practicable after Closing, and in any event, no later than June 1, 2008, Kaoufman shall cause a new management company to be organized in Russia for the purposes of providing management services to the Group (“New Management Company”).

Section 7.11 Trademark License Agreement

As promptly as practicable after Closing, and in any event, no later than June 15, 2008, Whitehall shall enter into the Trademark License Agreement.

Section 7.12 Further Assurances

Each of Seller and Purchaser shall (whether before, at or after the Closing Date) do, execute and deliver, or cause to be done, executed and delivered, all such further actions, documents and instruments as may be reasonably required by the other Party to give full effect to this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby. For the avoidance of doubt, the obligations of Seller and Purchaser under this Section shall survive the Closing.

ARTICLE 8

TERMINATION

Section 8.1 Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing Date only:

(a) By the mutual written consent of Parent, on behalf of itself and Purchaser, on the one hand, and Seller, on behalf of itself and Whitehall, on the other hand.

(b) By either Parent, on behalf of itself and Purchaser, or Seller, on behalf of itself and Whitehall, upon notification of the non-terminating Party by the terminating Party, if any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement shall have been issued or taken and shall have become final and non-appealable.

(c) By either Parent, on behalf of itself and Purchaser, or Seller, on behalf of itself and Whitehall, if the Closing contemplated by this Agreement has not occurred by September 30, 2008 (the “Termination Date”), except to the extent that such failure arises out of, or results from, a material breach by the Party seeking to terminate this Agreement of any representation, warranty or covenant of such Party contained herein.

(d) By Seller, (i) if Purchaser or Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition to Seller’s obligations under Section 3.1 or Section 3.3 incapable of being satisfied; provided, that if such breach or failure to perform is curable by Purchaser or Parent, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as Purchaser or Parent, as applicable, continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.1(d); provided, further, that the preceding proviso shall not in any event be deemed to extend the date set forth in Section 8.1(c), or (ii) if a condition under Section 3.1 to Seller’s obligations hereunder has been rendered incapable of being satisfied.

(e) By Parent, (i) if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition to Purchaser’s obligations under Section 3.1 or Section 3.2 incapable of being satisfied; provided, that if such breach or failure to perform is curable by Seller, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as Seller, as applicable continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(e); provided, further, that the preceding proviso shall not in any event be deemed to extend the date set forth in Section 8.1(c) or (ii) if a condition under Section 3.1 to Purchaser’s obligations hereunder has been rendered incapable of being satisfied.

Section 8.2 Effect of Termination

If this Agreement is terminated, no Party hereto (or any of its Representatives) will have any liability or further obligation under this Agreement to any other Party to this Agreement, except for (i) any liability that shall have accrued prior to such termination, (ii) any liability arising out of any knowing, willful or fraudulent breach of this Agreement prior to such termination and (iii) the obligations set forth in Section 7.7 and Article 10, which shall survive termination.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification of Purchaser

Subject to the terms of this Article 9, from and after the Closing Date and subject to the Closing, Seller hereby agrees to indemnify, defend, save and hold harmless Purchaser and its Affiliates (including Parent), each of their respective Representatives, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”), from and against (whether in connection with a Third-Party Claim or a Direct Claim) any and all Damages, resulting from, arising out of or related to:

(a) any breach by Seller or Whitehall of any representation or warranty under this Agreement; or

(b) the failure by Seller timely to perform any of its material covenants or agreements contained in this Agreement required to be performed before or after the Closing Date including, without limitation, those set forth in Section 7.7 and in Section 7.11.

Section 9.2 Indemnification of Seller

Subject to the terms of this Article 9, from and after the Closing Date and subject to the Closing, Purchaser hereby agrees to indemnify, defend, save and hold harmless Seller and its Affiliates (other than Whitehall or any other member of the Group), each of their respective Representatives, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties” and together with Purchaser Indemnified Parties, the “Indemnified Parties”) from and against (whether in connection with a Third-Party Claim or a Direct Claim) any and all Damages resulting from, arising out of or related to:

(a) any breach by Purchaser or Parent of any representation or warranty under this Agreement; or

(b) the failure by Purchaser or Parent timely to perform any of its material covenants or agreements contained in this Agreement required to be performed before or after the Closing Date.

Section 9.3 Claims

(a) Third-Party Claims

Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, audit, claim, demand, investigation or assessment made or brought by an unaffiliated third party (a “Third-Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Article 9 which has or is expected to give rise to a claim for Damages, the Indemnified Party shall promptly (but in any event within twenty (20) days of receipt of such Third-Party Claim), in the case of a Purchaser Indemnified Party, notify Seller, and in the case of a Seller Indemnified Party, notify Purchaser (Seller or Purchaser, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third-Party Claim and the basis therefor; provided, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Such written notice shall describe such Third-Party Claim in reasonable detail including the Sections of this Agreement which form the basis for indemnification, copies of all material written evidence thereof and the estimated amount of the Damages that have been or may be sustained by an Indemnified Party. The Indemnifying Party shall have thirty (30) days after receipt of such notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third-Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable law. If the Indemnifying Party shall undertake to compromise or defend any such Third-Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third-Party Claim; provided, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third-Party Claim subject to this Article 9 and keep such persons informed of all developments relating to any such Third-Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of Third-Party Claim does not elect to defend such Third-Party Claim or does not defend such Third-Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third-Party Claim; provided, that (i) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such Third-Party Claim; (ii) the Indemnified Party’s defense of or participation in the defense of any such Claim shall not in any way diminish or lessen the obligations of the Indemnifying Party under this Article 9; and (iii) the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(b) Direct Claims

Each Party hereto also agrees that any direct claim which such Party may bring against any other Party hereto under the provisions of this Agreement (a “Direct Claim”) shall be governed exclusively by the provisions of this Article 9, other than (a).

Section 9.4 Limitations on Liability

(a) Time Limits

No Indemnified Party shall be entitled to indemnification under this Agreement, unless written notice setting forth in reasonable detail (including a reasonable specification of the legal and factual basis for such Claim), is given to the

Indemnifying Party before the date that is twelve (12) months after the Closing Date, provided that Claims (i) arising from a breach of any representation or warranty related to title to the Whitehall Shares or the ownership of any member of the Group or the Joint Venture may be validly notified by Purchaser at any time before the date that is thirty-six (36) months after the Closing Date, (ii) arising from a breach of any representation or warranty related to Taxes may be validly notified by Purchaser at any time before the date that is thirty-six (36) months after the Closing Date, and (iii) pursuant to Section 9.1(b) or Section 9.2(b) may be validly notified at any time so long as they are notified within sixty (60) days of the knowledge of the Seller Indemnified Party or the Purchaser Indemnified Party, as the case may be, of the existence of such Claim. Notwithstanding the time limitations set forth above, the obligation of the Indemnifying Party to indemnify any Indemnified Party pursuant to and in accordance with this Article 9 with respect to any bona fide Claim filed within the applicable time limitation shall continue until final resolution of such Claim.

(b) Limitations on Amount

(i) No indemnification shall be due from Seller to any Purchaser Indemnified Party unless and until the aggregate amount of the indemnification owed by Seller but for this Section 9.4(b)(i) exceeds two million US Dollars (US$2,000,000) (the “Deductible”), whereupon, indemnification shall then become due from Seller only to the extent of the excess of the amount over the Deductible; provided, however, that the Deductible shall not apply to any Claims arising from a breach of any representation or warranty related to title to the Whitehall Shares or the ownership of any member of the Group or the Joint Venture.

(ii) In respect of any Claim for indemnification or series of related Claims based on the same facts and circumstances, no indemnification shall be due from Seller to any Purchaser Indemnified Party unless and until the aggregate amount of Damages in respect of such related Claims exceeds two hundred fifty thousand US Dollars (US$250,000) (the “De Minimis Amount”), and any aggregate amount of Damages in respect of any related Claims that does not exceed such De Minimis Amount shall not be counted toward the calculation of the Deductible.

(iii) The total liability due from Seller to all Purchaser Indemnified Parties shall not exceed in the aggregate twenty million US Dollars (US$20,000,000) (the “Cap”); provided, however, that the Cap shall not apply to any Claims arising from a breach of any representation or warranty related to title to the Whitehall Shares or the ownership of any member of the Group or the Joint Venture.

(iv) The total liability due from Purchaser to all Seller Indemnified Parties shall not exceed in the aggregate twenty million US Dollars (US$20,000,000).

(c) No Contingent Liability

Subject to the other limitations herein, the Indemnifying Party shall have no indemnification obligation hereunder except to the extent actual Damages have been sustained by the Indemnified Party; and no Indemnifying Party shall have any indemnification obligation in respect of any contingent liability, unless and until such liability becomes due and payable by the Indemnified Party within the applicable time limit set forth in Section 9.4(a).

(d) Purchaser’s Knowledge

Seller shall have no indemnification obligation hereunder in respect of any Claim, other than Claims relating to Taxes or title to the Whitehall Shares or the ownership of any member of the Group or the Joint Venture (subject to Section 9.4(i)), to the extent that the circumstances, facts or events giving rise to the applicable Claim were Disclosed to Parent or Purchaser and/or their respective Representatives prior to the execution of this Agreement or were actually known prior to the date hereof by William Carey or Christopher Biederman or their legal, accounting or financial advisers, as evidenced irrebutably by the due diligence reports addressed to the Purchaser and/or Parent by their legal, accounting or financial advisers involved in negotiating and/or performing due diligence with respect to the Transaction.

(e) Provisions

Seller shall have no indemnification obligation hereunder in respect of any Claim, if and to the extent that proper allowance, provision or reserve is made in the applicable Financial Statements for the matter giving rise to the Claim.

(f) No Duplication

Any indemnification due by the Indemnifying Party shall be limited to the actual amount of the Damages sustained by the Indemnified Party, notwithstanding the fact that the Indemnifying Party’s obligation may result from a set of facts constituting a breach of more than one representation, warranty, covenant or agreement under this Agreement.

(g) Subsequent or Retroactive Legislation

No Indemnifying Party shall be obligated to make any indemnification for Damages to the extent that they arise or are increased as the result of the adoption or imposition of any law not in force as of the date of this Agreement or as a result any Tax-related law imposed after the Closing Date with retroactive effect.

(h) No Special Damages

Except in connection with a Third-Party Claim in which such damages are awarded against an Indemnified Party by a court of competent jurisdiction, the Parties agree to waive any claim to consequential, incidental, special, indirect, exemplary or punitive damages relating to claims against each other.

(i) No Liability for Certain Claims under the JV Agreement

Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be obligated to indemnify any Purchaser Indemnified Party otherwise entitled to indemnity hereunder in respect of any Damages that result from any Claim brought by Moët Hennessy International (or any of its Affiliates) for any alleged breach of the Joint Venture Agreement or the exercise of any termination or call right thereunder in each case arising in connection with the Transaction; provided, however, that nothing in this section shall affect the liability of the Seller for any other breach of the Joint Venture Agreement occurring prior to the Closing Date.

(j) Gross Negligence

Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated to indemnify any person otherwise entitled to indemnity hereunder in respect of any Damages that result from the willful misconduct, bad faith or grossly negligent acts or omissions of such persons.

(k) Fraud and Wilful Misconduct

None of the limitations contained in this Section 9.4 shall apply to limit any Claim that arises as a result of fraud or willful misconduct by any Indemnifying Party.

(l) Limited Recourse

Purchaser and Parent expressly acknowledge and agree that: (i) Seller is entering into this Agreement and the other Transaction Documents to which it is a party (such agreements, the “Trustee Documents”) solely in its capacity as trustee of the First National Trust and solely with the intention of binding the net assets of the First National Trust held by Seller from time to time on trust for the First National Trust (the “Trust Assets”); (ii) that any liability of Seller arising under the Trustee Documents (including without limitation any liability pursuant to Article 9 hereof) shall be limited to the Trust Assets and in no event shall the Seller have any liability whatsoever under any Trustee Document in its personal capacity or its capacity as trustee of any other trust or in any other capacity.

Section 9.5 Pro Rata Indemnification

In respect of any Direct Claim by a Purchaser Indemnified Party for Damages arising out of a breach of any representation or warranty with respect to any Group Company given by Seller, subject to the limitations set forth in Section 9.4 above, Seller shall only be liable to Purchaser Indemnified Party to the extent of 75% of the Damages suffered by the affected Group Company; provided that such percentage shall not apply to any Direct Claim in relation to title to the Whitehall Shares or ownership of any member of the Group. In respect of any Direct Claim by a Purchaser Indemnified Party for Damages arising out of a breach of any representation or warranty with respect to the Joint Venture given by Seller, subject to the limitations set forth in Section 9.4 above, Seller shall only be liable to Purchaser Indemnified Party to the extent of 75% of 50% the Damages sustained by the Joint Venture; provided that such percentage shall not apply to any Direct Claim in relation to Whitehall’s ownership of its interest in the Joint Venture.

Section 9.6 Insurance; Tax Benefits; Subrogation

(a) Notwithstanding anything herein to the contrary, Damages shall be net of any insurance or other recoveries form third parties actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(b) Notwithstanding anything herein to the contrary, Damages shall be increased by the increased Tax cost incurred by the Indemnified Party in respect of any indemnity payment received, and shall be net of the Tax benefit to the Indemnified Party of any loss, deduction or credit arising from the incurrence or payment of the Damages, so that the Indemnified Party shall be in the same position as it would have been had the Damages not occurred.

(c) Upon the payment in full of any Claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such Claim.

Section 9.7 Remedies Exclusive

Except in cases of common law fraud or as otherwise specifically provided herein, the remedies provided in this Article 9 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained in this Agreement.

Section 9.8 Mitigation

Each Indemnified Party shall use its commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or is reasonably likely to assert under this Article 9. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything else to the contrary contained herein, neither Seller nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Damages that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

Section 9.9 Recovery from Third Parties

Where an Indemnified Party is entitled to recover from any other person an amount in respect of any matter relating to a Claim, the Indemnified Party shall immediately notify the Indemnifying Party in writing and take all steps as the Indemnifying Party may reasonably require to enforce recovery of such amount. The Indemnified Party Purchaser shall keep the Indemnifying Party fully informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount, the Indemnified Party shall:

(a) deduct the full amount from the Claim (if the entitlement of the Indemnified Party to recover arose before payment is made by the Indemnifying Party under the Claim); or

(b) repay to the Indemnifying Party the lesser of such amount paid by the Indemnifying Party to the Indemnified Party under the Claim or the full amount recovered by the Indemnified Party (if the entitlement to recover arose after payment had been made by the Indemnifying Party under the Claim).

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices

(a) Any notice or other communications required or permitted to be given to any Party under or in connection with this Agreement (each a “Notice”) shall be in writing in the English language and signed on or on behalf of the Party giving the Notice and marked for the attention of the relevant Party. A Notice may be delivered personally or sent by fax (with telephone confirmation), pre-paid recorded delivery or pre-paid registered airmail to the address or fax number set out below (or at such other address or facsimile number as the Party shall furnish the other parties by Notice in accordance with this Section 10.1):

(b)	If to Seller:

Barclays Wealth Trustees (Jersey) Limited
39-41, Broad Street
St. Helier, JE4 5PS Jersey
Channel Islands

Attn: Robert Kerley

Facsimile: +44 (0)1534 873 526
Telephone confirmation: +44 (0)1534 711 146

With a copy to:

Darrois Villey Maillot Brochier
69 avenue Victor Hugo
75116 PARIS
FRANCE

Attn: Ben Burman / Alain Maillot

Facsimile: + 33 1 45 02 49 59
Telephone confirmation: + 33 1 45 02 19 19

(c)	If to Whitehall

WHL Holdings Ltd
The Whitehall Group
Attn: Mark Kaoufman
33, bld.5, Dmitrovskoye Shosse
Moscow, 127550
Russian Federation

Facsimile: + 7 495 786 7600
Telephone confirmation: + 7 495 977 7000

With a copy to:

Darrois Villey Maillot Brochier
69 avenue Victor Hugo
75116 PARIS
FRANCE

Attn: Ben Burman / Alain Maillot

Facsimile: + 33 1 45 02 49 59
Telephone confirmation: + 33 1 45 02 19 19

(d)	If to Purchaser:

Polmos Bialystok S.A.
ul. Elewatorska No. 20
15-950 Bialystok
Poland

Attn: President of the Management Board

Facsimile: +48 85 662 7307
Telephone confirmation: + 48 85 651 0496

With a copy to:

Central European Distribution Corporation
ul. Bobrowiecka 6
00-728 Warszawa
Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810
Telephone confirmation: +48 22 488 3400

With a copy to:

Dewey & LeBoeuf
No.1 Minster Court
Mincing Lane
London EC3R 7YL
England

Attn: Stephen J. Horvath

Facsimile: +44 20 7459 5099
Telephone confirmation: +44 20 7459 5000

(e)	If to Parent:

Central European Distribution Corporation
2 Bala Plaza, Suite 300
Bala Cynwyd, Pennsylvania 19004
U.S.A

Attn: Chief Executive Officer

Facsimile: +1 610 667 3308
Telephone confirmation: +1 610 660 7817

With a copy to:

Central European Distribution Corporation
ul. Bobrowiecka 6
00-728 Warszawa
Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810
Telephone confirmation: +48 22 488 3400

And a copy to:

Dewey & LeBoeuf
No.1 Minster Court
Mincing Lane
London EC3R 7YL
England

Attn: Stephen J. Horvath

Facsimile: +44 20 7459 5900
Telephone confirmation: +44 20 7459 5000

(f)	A Notice shall be deemed to have been received:

(i) at the time of delivery if delivered personally;

(ii) at the time of transmission (if such transmission is confirmed) if sent by fax;

(iii) two (2) Business Days after the time and date of mailing if sent by pre-paid inland registered mail; or

(iv) five (5) Business Days after the time and date of mailing if sent by pre-paid registered airmail;

(v) provided that if deemed receipt of any Notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this Section 10.1 are to local time in the country of the addressee.

Section 10.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 10.3 Dispute Resolution; Consent to Arbitration

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement or any other Transaction Document, including any question regarding its existence, validity, termination or interpretation or any dispute regarding the validity, amount or liability for a Claim (a “Dispute”) the Parties shall use all commercially reasonable efforts to resolve the matter amicably. If one Party gives the other notice that a Dispute has arisen and the Parties are unable to resolve the Dispute within thirty (30) days of service of such notice then the Dispute shall be referred to Kaoufman and the CEO of Parent who shall attempt to resolve the Dispute. No Party shall be entitled to resort to arbitration against another under this Agreement until thirty (30) days after such referral.

(b) All Disputes, which are unresolved pursuant to Section 10.3(a) and which a Party wishes to have resolved, shall be referred upon the application of any Party to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference in this Section 10.3. The number of arbitrators shall be three (3), appointed in accordance with the Rules. The seat of the arbitration shall be Paris, France. The language of the arbitration shall be English.

(c) The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) The Parties agree that any arbitral proceedings under this Agreement and any arbitral proceedings under any of the other Transaction Documents (including as amended from time to time) may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The Parties further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

Section 10.4 Counterparts

This Agreement may be executed by the Parties in counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 10.5 Entire Agreement

This Agreement, together with the Transaction Documents, and all annexes, exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior agreements (written or oral) with respect thereto including the Heads of Terms, dated February 23, 2008. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 10.6 Amendment, Modification and Waiver

No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.7 Severability

If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Successors and Assigns; No Third-Party Beneficiaries

This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any person, other than the Parties hereto or their respective permitted successors and assigns, any rights, remedies or obligations; provided that the provisions of Article 9 will inure to the benefit of the Indemnified Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that Purchaser may, without the consent of Seller, assign any or all of its rights or obligations hereunder to any of its Affiliates (although no such assignment shall relieve Purchaser of its obligations to Seller or any Seller Indemnified Party hereunder).

Section 10.9 Publicity

Except for any notice which is required by applicable law or regulation or by a Governmental Authority, Seller and Purchaser each agree that neither it nor any of its Affiliates will issue a press release or make any other public statement with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Purchaser and Seller agree, to the extent possible and legally permissible, to notify and consult with the other at least twenty-four (24) hours in advance of issuing any press release or making any other public statement.

Section 10.10 Expenses

Except as otherwise expressly stated in this Agreement (including Section 2.1(a) and Section 4.8(c)) any costs, expenses, or charges incurred by any of the Parties in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents shall be borne by the Party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby or thereby shall be consummated.

Section 10.11 Specific Performance and Other Equitable Relief

The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to the Parties, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as Trustee of THE FIRST NATIONAL TRUST

By:	/s/ Paul Sinel
Name:	Paul Sinel
Title:	Director

WHL HOLDINGS LIMITED

By:	/s/ Mark Kaoufman
Name:	Mark Kaoufman
Title:	Director

POLMOS BIALYSTOK S.A.

By:	/s/ Christopher Biederman
Name:	Christopher Biederman
Title:	Member of the Management Board

By:	/s/ Evangelos Evangelou
Name:	Evangelos Evangelou
Title:	Member of the Management Board

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William Carey
Name:	William Carey
Title:	President

Schedule 1

The Group

Part 1: Details of Whitehall

Whitehall

Full name:	WHL Holdings Limited

Jurisdiction of Organization:	Republic of Cyprus

Type of company:	Limited Liability Company by Shares

Company registration number:	HE 126539

Date and place of incorporation:	31 December 2001, Nicosia, Republic of Cyprus

Registered Office:	Chrysanthou Mylona, 3, P.C. 3030, Limassol, Republic of Cyprus

Authorised and registered charter capital:	1,710,000 EUR

Registered owner:	First National Trust (Jersey) - 100%

Subsidiary interests:	1. Dancraig Wine & Spirit Trading Limited (Isle of Man) (100%)
2. Global Wine & Spirit Holding Limited (Cyprus) (100%)
3. Tisifoni Wines & Spirits Limited (100%)
4. OOO Whitehall-Center (Russia) (100%)
5. OOO WH Import Company (Russia) (100%)
6. OOO Whitehall Severo-Zapad (Russia) (100%)
7. OOO Whitehall-Saint-Petersburg (Russia) (90%)
8. MHWH Limited (Cyprus) (50%)

Part 2: Details of the Subsidiaries

Dancraig Wine & Spirits Trading Limited

Full name:	Dancraig Wine & Spirits Trading Limited

Type of company:	Limited Liability Company by Shares

Jurisdiction of Organization:	Isle of Man

Company registration number:	104825C

Date and place of registration:	16 January 2002, Isle of Man

Registered Office:	Ballastrang Offices, Douglas Road, Santon, Isle of Man, IM4 1EU

Charter capital:	100,000 shares of Stg£1.00 each

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	None

Global Wine & Spirit Holdings Limited

Full name:	Global Wine & Spirit Holdings Limited

Type of company:	Limited Liability Company by Shares

Jurisdiction of Organization:	Republic of Cyprus

Company registration number:	127225

Date and place of registration:	18 January 2002, Nicosia, Republic of Cyprus

Registered Office:	Chrysanthou Mylona, 3, P.C. 3030, Limassol, Republic of Cyprus

Charter capital:	1,710 EUR

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	None

Tisifoni Wines & Spirits Limited

Full name:	Tisifoni Wines & Spirits Limited

Type of company:	Limited Liability Company by Shares

Jurisdiction of Organization:	Republic of Cyprus

Company registration number:	148861

Date and place of registration:	27 May 2004, Cyprus

Registered Office:	3, Chrysanthou Mylona, CY-3030, Limassol, Cyprus

Charter capital:	1,000 shares of C£1.00 each

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	None

OOO Whitehall-Center

Full name:	OOO Whitehall-Center

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1027739426318

Date and place of registration:	22 October 2002, Moscow, Russian Federation

Registered Office:	Dmitrovskoye shosse, 33/5, P.C. 127550, Moscow, Russian Federation

Charter capital:	15,000,000 RUR

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	None

OOO WH Import Company

Full name:	OOO WH Import Company

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1027739354400

Date and place of registration:	10 October 2002, Moscow, Russia

Registered Office:	Pyatnitskaya Street, 2/38, building 3, P.C. 113035, Moscow, Russian Federation

Charter capital:	37,000,000 RUR

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	1 OOO WH Rostov-na-Donu (85%)
2. OOO Whitehall-Siberia (90%)

OOO Whitehall Severo-Zapad

Full name:	OOO Whitehall Severo-Zapad

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1037832010512

Date and place of registration:	28 January 2003, St. Petersburg, Russian Federation

Registered Office:	Serdobolskaya Street, 7, P.C. 197343, St. Petersburg, Russian Federation

Charter capital:	500,000 RUR

Registered owner:	100% WHL Holding Limited

Subsidiary interests:	None

OOO Whitehall-Saint-Petersburg

Full name:	OOO Whitehall-Saint-Petersburg

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1037843073795

Date and place of registration:	27 March 2003, St. Petersburg, Russian Federation

Registered Office:	Serdobolskaya Street, 7, P.C. 197343, St. Petersburg, Russian Federation

Charter capital:	10,000,000 RUR

Registered owner:	90% WHL Holding Limited

10% P.P. Kolegov

Subsidiary interests:	None

OOO Whitehall-Siberia

Full name:	OOO Whitehall-Siberia

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1055410053511

Date and place of registration:	12 September 2005, Novosibirsk, Russian Federation

Registered Office:	A. Nevskogo Street, 1/23, P.C. 630075, Novosibirsk, Russian Federation

Charter capital:	10,000,000 RUR

Registered owner:	90% OOO WH Import Company 10% Svetlana Kovaleva

Subsidiary interests:	None

OOO WH Rostov-na-Donu

Full name:	OOO WH Rostov-na-Donu

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1056165033902

Date and place of registration:	24 March 2005, Rostov-on-Don, Russian Federation

Registered Office:	Nansena Street, 105-109, building 7, P.C. 344038, Rostov-on-Don, Russian Federation

Charter capital:	10,000,000 RUR

Registered owner:	85% OOO WH Import Company 15% Stefan Kulyaginov

Subsidiary interests:	None

Part 3: Details of the Joint Venture

MHWH Limited

Full name:	MHWH Limited

Type of company:	Limited Liability Company by Shares

Jurisdiction of Organization:	Republic of Cyprus

Company registration number:	HE 174328 HE 44

Date and place of registration:	28 March 2006, Limassol, Republic of Cyprus

Registered Office:	Chrysanthou Mylona, 3, P.C. 3030, Limassol, Republic of Cyprus

Charter capital:	400,000 EUR

Registered owner:	50% WHL Holdings Limited 50% Moët Hennessy International

Subsidiary interests:	OOO Moët Hennessy Whitehall Rus (Russia) (100%)

MHWR

Full name:	OOO Moët Hennessy Whitehall Rus

Type of company:	Limited Liability Company

Jurisdiction of Organization:	Russian Federation

Company registration number:	1067746428694

Date and place of registration:	30 March 2006, Moscow, Russian Federation

Registered Office:	Pravda Street, 26 P.C. 127137, Moscow, Russian Federation

Charter capital:	17,500,000 RUR

Registered owner:	100% MHWH Limited

Subsidiary interests:	None

Schedule 2

Allocation of Consideration

After any and all adjustments, the Consideration shall be allocated among the Newco Shares in the same proportion as the allocation of the Consideration set forth below:

Shares	Allocation of Consideration (Percentage)
Class A Shares	40%
Class B Shares	60%
Total	100%

EXHIBIT A

Form of Memorandum of Association of Newco

EXHIBIT B

Form of Articles of Association of Newco

EXHIBIT C

[Intentionally Omitted]

EXHIBIT D

Seller Knowledge Persons

•	Mark Kaoufman

•	Sergey Yaroslavsky

•	Tatiana Yerushenkova

EXHIBIT E

Form of Registration Rights Agreement

EXHIBIT F

[Intentionally Omitted]

EXHIBIT G

Principle Agreed Terms for Trademark License Agreement

•	Agreement to cover “Kauffman” trademark and related trade dress and intellectual property (e.g., shape of bottle, packaging, etc.)

•	Royalties to be 5% of Revenues of products sold under the “Kauffman” trademark

•	License to be exclusive to Whitehall Group, to cover all existing uses and geographical markets

•	License to terminate December 31, 2013

•	Full Agreement to be negotiated and entered into no later than June 15, 2008